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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement.
[ ]	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e) (2) ).
[X]	Definitive Proxy Statement.
[ ]	Definitive Additional Materials.
[ ]	Soliciting Material Pursuant to Section 240.14a-12

ELI LILLY AND COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)

NOTICE OF 2004 ANNUAL MEETING AND PROXY STATEMENT

March 12, 2004

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders on Monday, April 19, 2004, at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, at 11:00 a.m. EST (Indianapolis time). If you are unable to attend in person, please join us via live webcast on the company’s website at www.lilly.com.

The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. Your vote is very important. I urge you to vote by mail, by telephone, or on the Internet in order to be certain your shares are represented at the meeting even if you plan to attend.

Please note our procedures for admission to the meeting described on page 5.

I look forward to seeing you at the meeting.

Sidney Taurel
Chairman of the Board, President, and Chief Executive Officer

Notice of Annual Meeting of Shareholders
April 19, 2004

The annual meeting of shareholders of Eli Lilly and Company will be held at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, on Monday, April 19, 2004, at 11:00 a.m. EST (Indianapolis time) for the following purposes:

•	to elect four directors of the company to serve three-year terms

•	to ratify the appointment by the audit committee of Ernst & Young LLP as principal independent auditors for the year 2004

•	to approve the Eli Lilly and Company Bonus Plan

•	to consider and vote on a shareholder proposal requesting that the company’s board of directors adopt a compensation program limiting the compensation of senior executives to specified levels

•	to consider and vote on a shareholder proposal requesting that the company’s board of directors report on how the company will respond to pressure to increase access to and affordability of prescription drugs.

Shareholders of record at the close of business on February 13, 2004, will be entitled to vote at the meeting and any adjournment of the meeting.

Attendance at the meeting will be limited to shareholders, those holding proxies from shareholders, and invited guests from the media and financial community. A page at the back of this proxy statement contains an admission ticket. If you plan to attend the meeting, please bring this ticket with you.

This combined proxy statement and annual report to shareholders and the proxy are being mailed on or about March 12, 2004.

By order of the board of directors,

Alecia A. DeCoudreaux
Secretary

March 12, 2004
Indianapolis, Indiana

GENERAL INFORMATION

Why did I receive this proxy statement?

The board of directors of Eli Lilly and Company is soliciting proxies to be voted at the annual meeting of shareholders (the annual meeting) to be held on Monday, April 19, 2004, and at any adjournment of the annual meeting. When the company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law.

What will the shareholders vote on at the annual meeting?

Five items:

•	election of directors

•	ratification of the appointment of principal independent auditors

•	approval of the Eli Lilly and Company Bonus Plan

•	a shareholder proposal requesting that we adopt a compensation program limiting the compensation of senior executives

•	a shareholder proposal requesting that the company’s board of directors report on how the company will respond to pressure to increase access to and affordability of prescription drugs.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Shareholders as of the close of business on February 13, 2004 (the record date), may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name as the shareholder of record

•	held for you in an account with a broker, bank, or other nominee

•	attributed to your account in the Lilly Employee Savings Plan (the savings plan).

What constitutes a quorum?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the annual meeting. As of the record date, 1,124,294,251 shares of company common stock were issued and outstanding.

How many votes are required for the approval of each item?

There are differing vote requirements for the various proposals.

•	The four nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against a nominee.

•	The appointment of principal independent auditors and the Eli Lilly and Company Bonus Plan will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions will not be counted either for or against the proposal.

•	The shareholder proposals will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker nonvotes will not be counted either for or against the proposal.

Broker nonvotes. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors, ratification of auditors, and approval of the Eli Lilly and Company Bonus Plan, the broker may vote your shares in its discretion. For the share-

holder proposals, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.”

How do I vote by proxy?

If you are a shareholder of record, you may vote your proxy by any one of the following methods.

By mail. Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf for the election of the four nominees for director listed below, for the ratification of the appointment of the independent auditors, for the Eli Lilly and Company Bonus Plan, and against the shareholder proposals.

Note that if you previously elected to receive these materials electronically, you did not receive a proxy card. If you wish to vote by mail, rather than by telephone or on the Internet as discussed below, you may request paper copies of these materials, including a proxy card, by calling 317-433-5112 or by sending an e-mail message to annual_meeting@lilly.com. Please make sure you give us the control number from the e-mail message that you received notifying you of the electronic availability of these materials and your name and mailing address.

By telephone. Shareholders in the United States, Puerto Rico, and Canada may vote by telephone by following the instructions on the enclosed proxy card or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. If you want to vote by telephone, you must do so before 11:59 p.m. EDT (10:59 p.m. Indianapolis time), April 18, 2004.

By Internet. You may vote online at www.proxyvote.com. Follow the instructions on the enclosed proxy card or, if you received these materials electronically, the instructions in the e-mail message that notified you of their availability. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card. If you want to vote on the Internet, you must do so before 11:59 p.m. EDT (10:59 p.m. Indianapolis time), April 18, 2004.

You have the right to revoke your proxy at any time before the meeting by (1) notifying the company’s secretary in writing or (2) delivering a later-dated proxy by telephone, on the Internet, or in writing. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting.

How do I vote my shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone, and on the Internet.

How do I vote in person?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, by telephone, or on the Internet even if you plan to attend the meeting.

How do I vote my shares in the Savings Plan?

You may instruct the plan trustee on how to vote your shares in the savings plan by mail, by telephone, or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card.

How many shares in the Savings Plan can I vote?

You may vote all the shares allocated to your account on the record date. In addition, unless you decline, your vote will also apply to a proportionate number of other shares held in the plan for which voting directions are not received. These undirected shares include:

•	shares credited to the accounts of participants who do not return their voting instructions (except for a small number of shares from a prior stock ownership plan, which can be voted only on the directions of the participants to whose accounts the shares are credited)

•	shares held in the plan that are not yet credited to individual participants’ accounts.

All participants are named fiduciaries under the terms of the savings plan and under the Employee Retirement Income Security Act (ERISA) for the limited purpose of voting shares credited to their accounts and the portion of undirected shares to which their vote applies. Under ERISA, fiduciaries are required to act prudently in making voting decisions.

If you do not want to have your vote applied to the undirected shares, you should check the box marked “I decline.” Otherwise, the trustee will automatically apply your voting preferences to the undirected shares proportionally with all other participants who elected to have their votes applied in this manner.

What happens if I do not vote my Savings Plan shares?

Your shares will be voted by other plan participants who have elected to have their voting preferences applied proportionally to all shares for which voting instructions are not otherwise received.

What does it mean if I receive more than one proxy card?

It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

What should I do if I want to attend the annual meeting?

All shareholders as of the record date may attend by presenting the admission ticket that appears at the end of this proxy statement. Please fill it out and bring it with you to the meeting. The meeting will be held at the Lilly Center Auditorium. Please use the Lilly Center entrance to the south of the fountain at the corner of Delaware and McCarty Streets. You will need to pass through security, including a metal detector. Present your ticket to the usher at the meeting.

Parking will be available on a first-come, first-served basis at the garage indicated in the map on page 48.

If you have questions about admittance or parking, you may call 317-433-5112 or send an e-mail message to annual_meeting@lilly.com.

Will the annual meeting be available on the Internet?

The annual meeting will be webcast live on the company’s website. To join the live webcast, go to www.lilly.com and click on the annual meeting link that appears on the home page. The webcast will be available in both the Windows Media™ Player and RealPlayer® formats. The annual meeting will be available for replay on the Lilly website until May 19, 2004.

How do I contact the board of directors?

The board has a process by which shareholders can send communications to the board. You can send written communications to one or more members of the board, addressed to

Presiding Director, Board of Directors
Eli Lilly and Company
c/o Corporate Secretary
Lilly Corporate Center
Indianapolis, Indiana 46285.

All such communications will be forwarded to the relevant director(s) except for solicitations or other matters unrelated to the company.

How do I submit a shareholder proposal for the 2005 annual meeting?

The company’s 2005 annual meeting is scheduled for April 18, 2005. If a shareholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by November 12, 2004. Proposals should be addressed to the company’s secretary, Lilly Corporate Center, Indianapolis, Indiana 46285. In addition, the company’s bylaws provide that any shareholder wishing to propose any other business at the annual meeting must also give the company written notice by November 12, 2004. That notice must provide certain other information as described in the bylaws. Copies of the bylaws are available online at http://investor.lilly.com/bylaws.cfm.

Does the company offer an opportunity to receive future proxy materials electronically?

Yes. If you are a shareholder of record or a member of the savings plan, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or the Internet. If you have more than one account, you may receive separate e-mail notifications for each account.

You may sign up for electronic delivery in two ways.

•	If you vote online as described above, you may sign up for electronic delivery at that time.

•	You may sign up at any time by visiting http://proxyonline.lilly.com.

If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.

If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

What are the benefits of electronic delivery?

Electronic delivery reduces the company’s printing and mailing costs. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares online. If you have shares in more than one account, it is an easy way to avoid receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The company charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

May I change my mind later?

Yes. You may discontinue electronic delivery at any time. For more information, call 317-433-5112 or send an e-mail message to annual_meeting@lilly.com.

What is “householding”?

We have adopted “householding,” a procedure under which shareholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.

Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings.

Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

What if I want to receive a separate copy of the proxy statement?

If you participate in householding and wish to receive a separate copy of the combined 2003 annual report and proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call us at 317-433-5112 or write to: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. We will deliver the requested documents to you promptly upon your request.

BOARD OF DIRECTORS

Directors’ Biographies

Class of 2004

The following four directors’ terms will expire at this year’s annual meeting. Each of these directors has been nominated and is standing for election to serve another term that will expire in 2007. Dr. Beering, who will retire from the board following the 2005 annual meeting in accordance with our retirement policy for independent directors, will only serve one year of this term. See page 31 of this proxy statement for more information.

Steven C. Beering, M.D.
President Emeritus, Purdue University
Director since 1983
Age 71

Dr. Beering served as president of Purdue University from 1983 until his retirement in 2000 when he became president emeritus of the university. He served as dean of the Indiana University School of Medicine and director of the Indiana University Medical Center from 1974 until 1983. Dr. Beering is a fellow of the American College of Physicians and the Royal Society of Medicine and a member of the National Academy of Sciences Institute of Medicine and the National Science Board. He is a director of American United Life Insurance Company and NiSource, Inc.; director and past chairman of the Purdue Research Foundation; and a trustee of Universities Research Association, Inc. Dr. Beering is the past national chairman of the Association of American Universities and a trustee of the University of Pittsburgh.

Sir Winfried Bischoff
Chairman, Citigroup Europe
Director since 2000
Age 62

Sir Winfried Bischoff has served as chairman, Citigroup Europe, since April 2000. From 1995 to 2000, he was chairman of Schroders, plc. He joined the Schroder Group in 1966 where he held a number of positions, including chairman of J. Henry Schroder Co. and group chief executive of Schroders, plc. He is a nonexecutive director of The McGraw-Hill Companies, Inc.; Land Securities plc; and IFIL-Finanziaria di Partecipazioni SPA, Italy.

Franklyn G. Prendergast, M.D., Ph.D.
Edmond and Marion Guggenheim Professor of Biochemistry and Molecular
Biology and Professor of Molecular Pharmacology and Experimental Therapeutics,
Mayo Medical School
Director, Mayo Clinic Cancer Center
Director since 1995
Age 58

Dr. Prendergast is the Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics at Mayo Medical School and the director of the Mayo Clinic Cancer Center. He has held several other teaching positions at the Mayo Medical School since 1975. Dr. Prendergast serves on the board of trustees of the Mayo Foundation and its executive committee.

Kathi P. Seifert
Executive Vice President, Kimberly-Clark Corporation
Director since 1995
Age 54

Ms. Seifert is executive vice president for Kimberly-Clark Corporation. She joined Kimberly-Clark in 1978 and has served in several capacities in connection with both the domestic and international consumer products businesses. Prior to joining Kimberly-Clark, Ms. Seifert held management positions at Procter & Gamble, Beatrice Foods, and Fort Howard Paper Company. She is a director of Theda Care Health Group, the U.S. Fund for UNICEF, and the Fox Cities Performing Arts Center. Ms. Seifert has announced her retirement from Kimberly-Clark, effective June, 2004.

Class of 2005

The following four directors will continue in Office until 2005.

George M.C. Fisher
Retired Chairman of the Board and Chief Executive Officer, Eastman Kodak
Company
Director since 2000
Age 63

Mr. Fisher served as chairman of the board of Eastman Kodak Company from 1993 to December 2000. He also served as chairman and chief executive officer from 1993 until 1999 and as president from 1993 until 1996. Prior to joining Kodak, he was an executive officer of Motorola, Inc., serving as chairman and chief executive officer from 1990 to October 1993, and president and chief executive officer from 1988 to 1990. Mr. Fisher is a director of Delta Air Lines, Inc., and General Motors Corporation. He is chairman of the National Academy of Engineering and a member of The Business Council.

Alfred G. Gilman, M.D., Ph.D.
Regental Professor and Chairman, Department of Pharmacology, The University of
Texas Southwestern Medical Center
Director since 1995
Age 62

Dr. Gilman has served as professor and chairman of the Department of Pharmacology at The University of Texas Southwestern Medical Center since 1981. He has held the Raymond and Ellen Willie Distinguished Chair in Molecular Neuropharmacology at the University since 1987 and was named a regental professor in 1995. Dr. Gilman was on the faculty of the University of Virginia School of Medicine from 1971 until 1981 where he was named a professor of pharmacology in 1977. He is a director of Regeneron Pharmaceuticals, Inc. Dr. Gilman was a recipient of the Nobel Prize in Physiology or Medicine in 1994.

Karen N. Horn, Ph.D.
Retired President, Private Client Services, and Managing Director, Marsh, Inc.
Director since 1987
Age 60

Ms. Horn served as president, Private Client Services, and managing director of Marsh, Inc., a subsidiary of MMC from 1999 until her retirement in 2003. Prior to joining Marsh, she was senior managing director and head of international private banking at Bankers Trust Company; chairman and chief executive officer, Bank One, Cleveland, N.A.; president of the Federal Reserve Bank of Cleveland; treasurer of Bell of Pennsylvania; and vice president of First National Bank of Boston. Ms. Horn serves as director of T. Rowe Price Mutual Funds and The U.S. Russia Investment Fund, a presidential appointment.

Sir John Rose
Chief Executive Rolls-Royce Group plc
Director since 2003
Age 51

Sir John Rose is chief executive of Rolls-Royce plc. Sir John joined Rolls-Royce in 1984, became a member of its board in 1992, and was named chief executive in 1996. Sir John is a fellow of the Royal Aeronautical Society, a past president of AECMA (The European Association of Aerospace Industries), a past president of the Society of British Aerospace Companies, and a member of the Council of The Prince’s Trust as chairman of The Prince’s Trust-Business. He is a member of the J.P. Morgan International Council, the CBI International Advisory Board, the Advisory Board of the Economic Development Board of Singapore, and The Englefield Advisory Board. Sir John is also a member of the European Round Table of Industrialists. He has been serving under interim election since December 2003.

Class of 2006

The following four directors will continue in office until 2006.

Martin S. Feldstein, Ph.D.
President and Chief Executive Officer, National Bureau of Economic Research,
and George F. Baker Professor of Economics, Harvard University
Director since 2002
Age 64

Dr. Feldstein is president and chief executive officer of the National Bureau of Economic Research and the George F. Baker Professor of Economics at Harvard University. He became an assistant professor at Harvard in 1967 and an associate professor in 1968. From 1982 through 1984, he served as chairman of the Council of Economic Advisers and President Ronald Reagan’s chief economic adviser. He is president of the American Economic Association, a member of the American Philosophical Society, a corresponding fellow of the British Academy, a fellow of the Econometric Society, and a fellow of the National Association for Business Economics. Dr. Feldstein is a member of the executive committee of the Trilateral Commission, a director of the Council on Foreign Relations, and a member of the American Academy of Arts and Sciences. He is a director of American International Group, Inc., and HCA Inc.

Charles E. Golden
Executive Vice President and Chief Financial Officer
Director since 1996
Age 57

Mr. Golden joined the company as executive vice president and chief financial officer in 1996. Prior to joining the company, he served as a corporate vice president of General Motors Corporation (GM) and chairman and managing director of Vauxhall Motors Limited, a subsidiary of GM in the United Kingdom from 1993 to 1996. Mr. Golden joined GM in 1970 and held a number of executive positions in that company’s domestic and international operations. He is a member of the National Advisory Board of J.P. Morgan Chase & Co.; a director of Hillenbrand Industries, Inc.; chairman of Clarian Health Partners; president of the Crossroads of America Council, Boy Scouts of America; a director of the Indiana Chamber of Commerce; vice chairman of The Council of Financial Executives of the Conference Board; and a member of the Finance Committee of the Indianapolis Museum of Art.

Ellen R. Marram
Managing Director, North Castle Partners, LLC
Director since 2002
Age 57

Ms. Marram is a managing director at North Castle Partners, LLC. Prior to joining North Castle, she served as the chief executive Officer of a start-up B2B exchange for the food and beverage industry. From 1993 through 1998, Ms. Marram was president and chief executive officer of Tropicana and the Tropicana Beverage Group. From 1988 to 1993, she was president and chief executive officer of the Nabisco Biscuit Company, an operating unit of Nabisco, Inc.; from 1987-1988, was president of Nabisco’s Grocery Division; and from 1970-1986, held a series of marketing positions at Nabisco/ Standard Brands, Johnson & Johnson, and Lever Brothers. Ms. Marram is a member of the board of directors of Ford Motor Company and The New York Times Company as well as several private companies. She serves on the boards of The New York & Presbyterian Hospital, Lincoln Center Theater, Families and Work Institute, and Citymeals-on-Wheels.

Sidney Taurel
Chairman of the Board, President, and Chief Executive Officer
Director since 1991
Age 55

Mr. Taurel has been the company’s president since February 1996, chief executive officer since July 1998, and chairman of the board since January 1999. He joined the company in 1971 and has held management positions in the company’s international operations based in São Paulo, Vienna, Paris, and London. Mr. Taurel served as president of Eli Lilly International Corporation from 1986 until 1991, executive vice president of the Pharmaceutical Division from 1991 until 1993, and executive vice president of the company from 1993 until 1996. He is a director of IBM Corporation and The McGraw-Hill Companies, Inc.; a member of the President’s Export Council and the Homeland Security Advisory Council; a member of the Board of Overseers of the Columbia Business School; a trustee of the Indianapolis Museum of Art; and a member of The Business Council and The Business Roundtable.

HIGHLIGHTS OF THE COMPANY’S CORPORATE GOVERNANCE GUIDELINES

The board of directors has established guidelines that it follows in matters of corporate governance. The following summary provides highlights of those guidelines. A complete copy of the guidelines is available online at http://investor.lilly.com/guidelines.cfm.

I.     Role of the Board

The directors are elected by the shareholders to oversee the actions and results of the company’s management. Their responsibilities include:

•	providing general oversight of the business

•	approving corporate strategy and major management initiatives

•	providing oversight of legal and ethical conduct

•	nominating, compensating, and evaluating directors

•	evaluating board processes and performance

•	selecting, evaluating, compensating, and, when necessary, replacing the chief executive officer and compensating other executive officers.

II.     Composition of the Board

Mix of Independent Directors and Officer-Directors

There should always be a substantial majority (75 percent or more) of independent, nonemployee directors. The chief executive officer should be a board member. Other officers may from time to time be board members, but no officer other than the chief executive officer should expect to be elected to the board by virtue of his or her office.

Selection of Director Candidates

The board is responsible for selecting candidates for board membership and for establishing the criteria to be used in identifying potential candidates. The board delegates the screening process to the directors and corporate governance committee. For more information on the director nomination process, including the current selection criteria, see Directors and Corporate Governance Committee Matters on page 19.

Independence Determinations

The board annually determines the independence of directors based on a review by the directors and corporate governance committee. No director is considered independent unless the board has determined that he or she has no material relationship with the company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. The board has adopted categorical independence standards consistent with the revised New York Stock Exchange listing guidelines adopted in November 2003 to evaluate the materiality of any such relationship.

Specifically, a director is not considered independent if any of the following relationships existed within the previous three years (or such shorter period as may be provided by the transition rules under the new NYSE listing guidelines):

•	a director who is a current or former employee of Lilly, or whose immediate family member is a current or former executive officer of Lilly. Temporary service by an independent director as interim chairman or chief executive officer will not disqualify the director from being independent following completion of that service.

•	a director who receives any direct compensation from Lilly other than the director’s normal director compensation, or whose immediate family member receives more than $100,000 per year in direct compensation from Lilly other than for service as a non-executive employee.

•	a director who is employed (or whose immediate family member is employed as an executive officer) by another company where any Lilly executive officer serves on that company’s compensation committee.

•	a director who is affiliated with or employed in any capacity by Lilly’s independent auditor (currently Ernst & Young LLP) or whose immediate family member is affiliated with or employed in a professional capacity by the auditor.

•	a director who is employed by, who is a 10 percent shareholder of, or whose immediate family member is an executive officer of a company that makes payments to or receives payments from Lilly for property or services that exceed the greater of $1 million or 2 percent of that company’s gross revenues in a single fiscal year.

•	a director who is an executive officer of a nonprofit organization that receives grants or contributions from Lilly in a single fiscal year exceeding the greater of $1 million or 2 percent of that organization’s gross revenues in a single fiscal year.

Additionally, members of the audit, compensation, and directors and corporate governance committees must meet all applicable independence tests of the New York Stock Exchange, Securities and Exchange Commission, and Internal Revenue Service.

The board has determined that all 10 of the nonemployee directors listed on pages 8 – 11 are independent pursuant to the above criteria and that the board committee members meet all applicable independence standards.

Director Tenure

Subject to the company’s charter documents, the governance guidelines establish the following expectations for director tenure:

•	Nonemployee directors will resign from the board effective at the annual meeting of shareholders following their seventy-second birthday.

•	Employee directors will resign from the board when they retire or otherwise cease to be active employees of the company.

•	A nonemployee director who retires or changes principal job responsibilities will offer to resign from the board. The directors and corporate governance committee will assess the situation and recommend to the board whether to accept the resignation.

III. Director Compensation and Equity Ownership

The directors and corporate governance committee annually reviews board compensation. Any recommendations for changes are made to the full board by the committee.

Directors should hold meaningful equity ownership positions in the company; accordingly, a significant portion of overall director compensation is in the form of company equity.

IV.     Key Responsibilities of the Board

Selection of Chairman and Chief Executive Officer; Succession Planning

The board customarily combines the roles of chairman and chief executive officer, believing this generally provides the most efficient and effective leadership model. The board recognizes that, in certain occasional circumstances, such as leadership transition, it may be desirable to assign these roles to two different persons for a relatively short period of time. The chair of the compensation committee recommends to the board an appropriate process by which a new chairman and chief executive officer will be selected depending on the circumstances at the time.

The independent directors are responsible for overseeing succession planning. The chief executive officer develops and maintains a process for advising the board on succession planning for the chief executive officer and other key leadership positions. He or she reviews this plan annually with the independent directors.

Evaluation of Chief Executive Officer

The chair of the compensation committee leads the independent directors annually in assessing the performance of the chief executive officer. The results of this review are discussed with the chief executive officer and considered by the compensation committee in establishing his or her compensation for the next year.

Corporate Strategy

Once each year, the board, together with senior management, devotes an extended meeting to discussing and providing direction for the corporate strategic plan. Throughout the year, significant corporate strategy decisions are brought to the board for approval.

Code of Ethics

The board has approved the company’s code of ethics, which complies with the requirements of the New York Stock Exchange and Securities and Exchange Commission. This code is set forth in:

•	The Red Book, a comprehensive code of ethical and legal business conduct applicable to all employees worldwide and to our board of directors

•	the company’s Code of Ethical Conduct for Lilly Financial Management, a supplemental code for our chief executive officer and all members of financial management that recognizes the unique responsibilities of those individuals in assuring proper accounting, financial reporting, internal controls, and financial stewardship.

Both documents are online at http://investor.lilly.com/code_business_conduct.cfm.

The audit committee and public policy and compliance committee assist in the board’s oversight of compliance programs with respect to matters covered in the code of ethics.

V.     Functioning of the Board

Executive Session of Directors

The independent directors meet alone in executive session after every regularly scheduled board meeting. In addition, at least twice a year, the independent directors meet in executive session with the chief executive officer.

Presiding Director

The chair of the compensation committee leads the process for selecting and evaluating the chief executive officer. The chair of the compensation committee also presides at other executive sessions of independent directors unless the directors decide that, due to the subject matter of the session, another independent director should preside.

Conflicts of Interest

Occasionally a director’s business or personal relationships may give rise to an interest that conflicts, or appears to conflict, with the interests of the company. Directors must disclose to the company all relationships that create a conflict or an appearance of a conflict. The board, after consultation with counsel, takes appropriate steps to ensure that all directors voting on an issue are disinterested. In appropriate cases, the affected director will be excused from discussions on the issue.

To avoid any appearance of a conflict, board decisions on certain matters of corporate governance are made solely by the independent directors. These include executive compensation and the selection, evaluation, and removal of the chief executive officer.

Orientation and Continuing Education

A comprehensive orientation process is in place for new directors. In addition, directors receive ongoing continuing education through educational sessions at meetings, the annual strategy retreat, and periodic mailings between meetings. The company also affords directors the opportunity to attend external director education programs.

Director Access to Management and Independent Advisers

Independent directors have direct access to members of management whenever they wish. In addition, the independent directors and the committees are free to retain their own independent advisers, at company expense, whenever they wish.

Assessment of Board Processes and Performance

The directors and corporate governance committee annually assesses the performance of the board, its committees, and board processes. The committee also considers the contributions of individual directors at least every three years when considering whether to recommend nominating the director to a new three-year term.

VI.     Board Committees

Number, Structure, and Independence

The duties and membership of the six board-appointed committees are described below. Only independent directors may serve on the audit, compensation, directors and corporate governance, and public policy and compliance committees. All other committees must have a majority of independent directors, and only independent directors may chair any committee.

Committee membership and selection of committee chairs are recommended to the board by the directors and corporate governance committee after consulting the chairman of the board and after considering the desires of the board members.

Functioning of Committees

Each committee’s charter is reviewed annually by the directors and corporate governance committee. The board may form new committees or disband a current committee (except the audit, compensation, and directors and corporate governance committees) as appropriate. The chair of the committee determines the frequency, length, and agenda of committee meetings.

All six committee charters are available online at http://investor.lilly.com/board-committees.cfm.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

The duties of the audit committee are described in the audit committee report found on page 20 of this proxy statement and the committee charter attached as Appendix A.

Directors and Corporate Governance Committee

The duties of the directors and corporate governance committee are described on page 19.

Compensation Committee

•	establishes compensation for executive officers

•	administers Deferred Compensation Plan, management stock plans, and the company’s cash bonus plan

The compensation committee report is shown on pages 22 – 24 of this proxy statement.

Public Policy and Compliance Committee

•	reviews policies and practices and monitors compliance in areas of legal and social responsibility

•	reviews emerging political, social, and public policy issues that may affect the company

Finance Committee

•	reviews and makes recommendations regarding capital structure and strategies, including dividends, share repurchases, capital expenditures, complex business transactions, and borrowings

•	oversees financial risk management policies

Science and Technology Committee

•	reviews and makes recommendations regarding the company’s strategic research goals and objectives

•	reviews new developments, technologies, and trends in pharmaceutical research and development

MEMBERSHIP AND MEETINGS OF THE BOARD AND ITS COMMITTEES

In 2003, each director attended more than 85 percent of the total number of meetings of the board and the committees on which he or she serves. Current committee membership and the number of meetings of the full board and each committee are shown in the table below.

				Directors and		Public
				Corporate		Policy and	Science and
	Board	Audit	Compensation	Governance	Finance	Compliance	Technology

Dr. Beering	Member		Chair	Member			Member

Sir Winfried Bischoff	Member	Chair			Member

Dr. Feldstein	Member	Member				Member

Mr. Fisher	Member		Member	Chair			Member

Dr. Gilman	Member					Member	Member

Mr. Golden	Member				Member

Ms. Horn	Member		Member	Member	Chair

Ms. Marram	Member		Member	Member

Dr. Prendergast	Member	Member				Member	Chair

Sir John Rose	Member			Member	Member

Ms. Seifert	Member	Member			Member	Chair

Mr. Taurel	Chair

Number of 2003 Meetings	6	9	4	3	3	5	3

DIRECTORS’ COMPENSATION

Directors who are employees receive no additional compensation for serving on the board or its committees. We provide the following annual compensation to directors who are not employees:

Cash compensation

•	retainer of $3,750 per month

•	$1,600 for each board meeting attended

•	$1,600 for each committee or other meeting attended if not held on the same day as a board meeting

•	$2,000 to the committee chairpersons for each committee meeting attended as compensation for the chairperson’s preparation time

•	reimbursement for customary and usual travel expenses

Stock Compensation

•	700 shares of Lilly stock in a deferred stock account in the Lilly Directors’ Deferral Plan (as described below), payable after service on the board has ended.

•	Stock options under the 2002 Lilly Stock Plan for 2,800 shares of Lilly stock. The option price is the fair market value at the time of grant. The options are exercisable after 3 years and expire after 10 years.

Lilly Directors’ Deferral Plan

This plan allows directors to defer receipt of all or part of their retainer and meeting fees until after their service on the board has ended. Each director can choose to invest the funds in either of two accounts:

•	Deferred Compensation Account. Funds in this account earn interest each year at an annual rate of 120 percent of the applicable federal long-term rate as established for the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code. The rate for 2004 is 6.16 percent. The aggregate amount of interest that accrued in 2003 for the participating directors was $201,055.76.

•	Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred cash compensation in Lilly stock. In addition, the annual award of 700 shares to each director noted above is credited to this account. Funds in this account are credited as hypothetical shares of Lilly stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are “reinvested” in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred stock accounts are hypothetical and are not issued or transferred until the director ends his or her service on the board or dies.

Both accounts may be paid in a lump sum or in annual installments for up to 10 years. The deferred compensation account may also be paid in monthly installments for up to 10 years. Amounts in the deferred stock account are paid in the form of shares of Lilly stock.

DIRECTORS AND CORPORATE GOVERNANCE COMMITTEE MATTERS

Overview

The directors and corporate governance committee recommends candidates for membership on the board and board committees. The committee also oversees matters of corporate governance, director independence, director compensation, and board performance. The committee’s charter is available online at http://investor.lilly.com/board-committees.cfm.

All committee members are independent as defined in the New York Stock Exchange listing requirements.

Director Nomination Process

The board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fieldes. Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The board is particularly interested in maintaining a mix that includes the following backgrounds:

•	active or retired chief executive officers and senior executives, particularly those with experience in operations, finance/banking, and marketing/sales

•	international business

•	medicine and science

•	government and public policy

•	information technology.

The board delegates the screening process to the directors and corporate governance committee, which receives direct input from other board members. Potential candidates are identified from several sources, including:

•	recommendations of incumbent directors

•	recommendations of management

•	recommendations of shareholders

•	an independent executive search firm retained by the committee to assist in locating candidates meeting the board’s selection criteria.

The committee employs the same process for evaluating all candidates, including those submitted by shareholders. The committee initially evaluates the candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee’s initial evaluation is favorable, the committee, assisted by management, gathers additional data on the candidate’s qualification, availability, probable level of interest, and any potential conflicts of interest. If the committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the chairman of the board and one or more of the independent directors for direct discussions to determine the mutual levels of interest in pursuing the candidacy. If these discussions are favorable, the committee makes a final recommendation to the board to nominate the candidate for election by the shareholders (or to select the candidate to fill a vacancy, as applicable).

Process for Submitting Recommendations and Nominations

A shareholder who wishes to recommend a director candidate for evaluation by the committee pursuant to this process should forward the candidate’s name and information about the candidate’s qualification to the chairman of the directors and corporate governance committee, in care of the corporate secretary, at Lilly Corporate Center, Indianapolis, Indiana 46285. The candidate must meet the selection criteria described above and must be willing and expressly interested in serving on the board.

Under Section 1.9 of the company’s bylaws, a shareholder who wishes to directly nominate a director candidate at the 2005 annual meeting (i.e., to propose a candidate for election who is not otherwise nominated by the board through the recommendation process described above) must give the company written notice by November 12, 2004. The notice should be addressed to the corporate secretary at Lilly Corporate Center, Indianapolis, Indiana 46285. The notice must contain prescribed information about the candidate and about the shareholder proposing the candidate as described in more detail in Section 1.9 of the bylaws. A copy of the bylaws is available online at http://investor.lilly. com/bylaws.cfm. The bylaws will also be provided by mail without charge upon request to the corporate secretary.

AUDIT COMMITTEE MATTERS

Audit Committee Membership

All current members of the audit committee are independent as defined in both the New York Stock Exchange listing standards and the Securities and Exchange Commission standards applicable to audit committee members. The board of directors has determined that Sir Winfried Bischoff is an audit committee financial expert as defined in the rules of the Securities and Exchange Commission.

Audit Committee Report

The audit committee reviews the company’s financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent auditors. Management represented to us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent auditors, including a review of the significant management judgments underlying the financial statements and disclosures.

The independent auditors report to us and to the board. We have sole authority to appoint (subject to shareholder ratification) and to terminate the engagement of the independent auditors.

We have discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and have discussed with the independent auditors the auditors’ independence from the company and its management. In concluding that the auditors are independent, we determined, among other things, that the nonaudit services provided by Ernst & Young (as described below) were compatible with their independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, we have adopted additional policies to ensure the independence of the independent auditors, such as prior committee approval of nonaudit services and required audit partner rotation.

We discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. We periodically meet with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. We also periodically meet in executive session.

In reliance on the reviews and discussions referred to above, we recommended to the board (and the board subsequently approved the recommendation) that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. We have also appointed the company’s independent auditors, subject to shareholder ratification.

Audit Committee

Sir Winfried Bischoff, Chair
Martin S. Feldstein, Ph.D.
Franklyn G. Prendergast, M.D., Ph.D.
Kathi P. Seifert

Services Performed by the Independent Auditor

The audit committee preapproves all audit and nonaudit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The committee’s policy and procedures are as follows:

•	All audit services must be preapproved by the committee. The committee approves the annual audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. The committee may also grant preapproval for other audit services, which are those services that only the independent auditor reasonably can provide.

•	Audit-related services are assurance and related services that are reasonably related to the performance of the audit, and that are traditionally performed by the independent auditor. The committee believes that the provision of these services does not impair the independence of the auditor. All audit-related services must be preapproved by the committee.

•	All tax services must be separately preapproved by the committee. The committee believes that, in appropriate cases, the independent auditor can provide tax compliance services, tax planning, and tax advice without impairing the auditor’s independence.

•	Nonaudit services classified as “all other services” must be separately preapproved by the committee. The committee may approve such services if (i) the services are permissible under SEC rules, (ii) the committee believes the provision of the services would not impair the independence of the auditor, and (iii) management believes that the auditor is the best choice to provide the service.

•	Process. At the beginning of each audit year, management requests prior committee approval of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other engagements known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter, they are brought forward to the committee for approval. To the extent approvals are required between regularly scheduled committee meetings, preapproval authority is delegated to the committee chair.

For each engagement, management provides the committee with information about the services and fees sufficiently detailed to allow the committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the auditor.

After the end of the audit year, management provides the committee with a summary of the actual fees incurred for the completed audit year.

Independent Auditor Fees

The following table shows the fees incurred for services rendered on a worldwide basis by Ernst & Young LLP, the company’s independent auditor, in 2003 and 2002. All such services were preapproved by the committee in accordance with the preapproval policy.

			2003 (millions)	2002 (millions)

Audit Fees
•	Annual audit of consolidated and subsidiary financial statements
•	Reviews of quarterly financial statements
•	Other services normally provided by auditor in connection with statutory and regulatory filings		$3.9	$3.2

Audit-Related Fees
•	Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements:
	—	2003: primarily related to internal control reviews, employee benefit plan audits, and accounting consultations	0.9	0.8
	—	2002: primarily related to system control assessments and accounting consultations

Tax Fees
•	2003: primarily related to tax planning and various compliance services		2.4	6.2
•	2002: tax assistance provided to company employees living outside their country of permanent residence and assistance with tax planning

All Other Fees			None	None

Total			$7.2	$10.2

EXECUTIVE COMPENSATION

Compensation Committee Report

The following is a report of the compensation committee of the board regarding executive compensation. The committee’s membership and duties are described on page 16 – 17.

Executive Compensation Policy

Philosophy. The compensation committee bases its executive compensation policy on the same principles that guide the company in establishing all its compensation programs. We design programs to attract, retain, and motivate highly talented individuals at all levels of the organization while balancing the interests of shareholders. In particular:

•	We base compensation on the level of job responsibility, individual performance, and company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to company performance.

•	We reflect in our compensation the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•	To assure our employees’ interests are aligned with those of our shareholders, we provide employees worldwide at all levels of the organization with the opportunity for equity ownership.

•	We develop and administer our compensation programs to foster the long-term focus required for success in our industry.

The program consists of both annual and long-term components, which are considered together in assessing whether the program is attaining its objectives.

Methodology. We consider various measures of company and industry performance, including sales, earnings per share, total market value, total shareholder return, and economic value added (EVA®). These data assist us in exercising judgment in establishing total compensation ranges. We do not assign these performance measures relative weights. Instead, we make a subjective determination after considering all such measures collectively.

We also compare, or benchmark, our programs with other global pharmaceutical companies of comparable size and stature to the company. For this benchmarking, we use the peer group identified on page 29. We compare the executive compensation programs as a whole, and we also compare the pay of individual executives if we believe the jobs are sufficiently similar to make the comparison meaningful.

We use the peer group data primarily to ensure that the executive compensation program as a whole is within the broad middle range of comparative pay of the peer group companies when the company achieves the targeted performance levels. We do not target a specific position in the range of comparative data for each individual or for each component of compensation. We establish individual amounts in view of the comparative data and such other factors as level of responsibility, prior experience, and our subjective judgment as to individual contribution. We do not apply formulas or assign these factors specific mathematical weights; instead, we exercise judgment and discretion.

We also retain an independent compensation consultant to assist us in evaluating our executive compensation programs. The use of an independent consultant provides additional assurance that our programs are reasonable and consistent with the company’s objectives.

Components of Executive Compensation for 2003

Annual Compensation. Annual cash compensation for 2003 consisted of base salary and a cash bonus.

•	We determined base salaries based on company and individual performance for the previous year, internal relativity, and market conditions, including pay at the peer group companies. As noted above, we used the peer group and other market data to test for reasonableness and competitiveness of base salaries, but we also exercised subjective judgment in view of our compensation objectives. Following a freeze on salary increases for all management employees in 2002, we approved merit increases for 2003.

•	Cash bonuses for management have historically been determined under the EVA® Bonus Plan (EVA Plan), a formula-based plan based on the concept of Economic Value Added. In basic terms, EVA is after-tax operating profit less the annual total cost of capital. Under the EVA Plan, the size of bonuses varied directly with the amount by which after-tax operating profit exceeded the cost of capital. If the company failed to achieve the target EVA, no bonus was paid under the EVA Plan.

Under the terms of the EVA Plan, no bonuses were paid for either 2002 or 2003. However, we determined that it would be in the company’s best interest to pay a one-time discretionary bonus to management and executives for 2003 performance in order to maintain the overall competitiveness of our compensation programs and to attract, retain, and motivate our management and technical talent. For nonexecutive management, we approved a one-time bonus payout equal to 85 percent of the normal EVA bonus target. For executive officers, we awarded a bonus equal to 75 percent of the normal EVA bonus target. In approving these bonuses, we took into account the following:

•	Given the 2002 freeze on merit increases, and the absence of cash or stock bonus payouts for 2002, a second consecutive year with no cash bonus would significantly strain our ability to attract, motivate and retain top talent.

•	The company achieved a number of important business objectives in 2003, including:
—	achieving strong sales growth of 14 percent
—	meeting external earnings expectations for the year, despite significantly increased investments in R&D, sales and marketing, and manufacturing
—	successfully launching three new products: Strattera®, Forteo®, and Cialis®
—	preparing for the launch in 2004 of up to four more new products, as well as a new indication and a new formulation for Zyprexa
—	making significant progress in addressing manufacturing quality issues in its Indianapolis facilities, thus clearing a key regulatory hurdle for future product approvals.

Long-Term Incentives. We normally employ two forms of long-term equity incentives granted under the 2002 Lilly Stock Plan: stock options and performance awards. These incentives foster the long-term perspective necessary for continued success in our business. They also ensure that our leaders are properly focused on shareholder value. Stock options and performance awards have traditionally been granted broadly and deeply within the organization, with approximately 5,300 management and professional employees now participating.

•	Stock options align employee incentives with shareholders because options have value only if the stock price increases over time. Our 10-year options, granted at the market price on the date of grant, ensure that employees are oriented to growth over the long term. In addition, options help retain key employees because they typically cannot be exercised for three years and, if not exercised, are forfeited if the employee leaves the company before retirement. The three-year vesting also helps keep employees focused on long-term performance. We granted stock options in 2003 in amounts essentially the same as the previous year.

•	Performance awards provide employees shares of Lilly stock if certain company performance goals are achieved. The awards, normally granted annually, are structured as a schedule of shares of Lilly stock based on the company’s achievement of specific earnings-per-share (EPS) levels over specified time periods of one or more years. We granted performance awards for 2003 performance, but the growth in EPS for the year was not sufficient for a payout. For the award period January 1, 2004, through December 31, 2004, performance awards may be earned from zero to 200 percent of the target amount depending on EPS growth. Any payout to executive officers will be payable in Lilly restricted stock. If a payout is earned for 2004, the shares will be paid in early 2005 and will remain restricted until early 2006.

•	Share retention guidelines help foster a focus on long-term growth. We expect our executive officers to retain all net shares received from stock options and performance awards for at least one year. Consistent with this objective, performance award shares earned for 2004 performance will be issued in the form of restricted stock that is subject to forfeiture if the executive leaves the company prior to early 2006 for any reason other than death, disability, or retirement.

Deductibility Cap on Executive Compensation. Under U.S. federal income tax law, the company cannot take a tax deduction for certain compensation paid in excess of $1 million to the five executive officers listed below. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals. The company has taken steps to qualify compensation under the EVA Plan, as well as stock options and performance awards under its management stock plans, for full deductibility as “performance-based compensation.” We may make payments that are not fully deductible if, in our judgment, such payments are necessary to achieve our compensation objectives, as was the case with the discretionary bonus payment made to executive officers for 2003 performance as described above. The incremental taxes payable because of the lack of full deductibility for this bonus will not be material.

Chief Executive Officer Compensation for 2003

In establishing Mr. Taurel’s compensation for 2003, we applied the principles outlined above in the same manner as they were applied to the other executives. We compared company performance with that of the peer group companies, including EPS growth, EVA, and total shareholder return. We did not assign these performance measures relative weights but rather made a subjective determination after considering the data collectively. In addition, consistent with our annual process, in an executive session including all independent directors, we assessed Mr. Taurel’s 2002 performance. We considered the company’s and Mr. Taurel’s accomplishment of objectives that had been established at the beginning of the year and our own subjective assessment of his performance.

In recognition of his strong leadership and many contributions in a challenging year for the company, we established Mr. Taurel’s salary at $1.43 million. Because Mr. Taurel chose to accept only $1.00 in salary for 2002, the salary growth rate in 2003 is not meaningful. However, the 2003 salary amount is 4 percent higher than his 2001 salary.

Consistent with past practice and to maintain internal relativity, we established Mr. Taurel’s 2003 target bonus under the EVA Plan at 110 percent of his base salary. These amounts restored Mr. Taurel’s competitive position for both salary and cash bonus within the broad middle range of peer group chief executives. There was no EVA bonus payout for 2003, but the committee decided to award a discretionary bonus to all members of management, including Mr. Taurel, for the reasons described earlier in this report under Annual Compensation — Cash Bonuses. As noted there, bonuses for the executive officers were 75 percent of target EVA amounts.

In 2003, Mr. Taurel received a stock option grant for 350,000 shares, the same size as he received in the prior year. The option shares vest after three years and expire after 10 years. In late 2002, we granted Mr. Taurel a performance award to be earned based on 2003 EPS growth. However, the company’s EPS growth for 2003 was insufficient for a payout. In late 2003, we granted Mr. Taurel a performance award to be earned based on 2004 EPS growth. If the growth target is achieved, he will receive 28,000 shares (before taxes) in 2005. Consistent with the other executive officers, any shares paid under this performance award will be in the form of restricted stock.

In determining the size of the stock option and performance award grants, we took into consideration internal relativity, peer group data, and the size of grants previously made to Mr. Taurel.

Compensation Committee
Steven C. Beering, M.D., Chair
George M.C. Fisher
Karen N. Horn, Ph.D.
Ellen R. Marram

Summary Compensation Table

					Long-Term Compensation (1)

		Annual Compensation			Awards	Payouts

					Number of	Long-Term
				Other Annual	Securities	Incentive		All Other
Name and		Salary	Bonus (2)	Compensation	Underlying Options	Plan Payout		Compensation
Principal Position	Year	($)	($)	($)	Granted	($)		($)

Sidney Taurel	2003	1,432,860	1,193,595	126,561 (3)	350,000	0	(4)	68,777	(5)
Chairman of the Board,	2002	1 (6)	0	57,299	350,000	0	(4)	142,362
President, and	2001	1,391,100	474,366	269,808	175,000	2,149,000		41,732
Chief Executive Officer

Gerhard N. Mayr	2003	858,510	490,118	11,258	120,000	0	(4)	41,208	(5)
Executive Vice President,	2002	820,080	0	6,924	120,000	0	(4)	24,601
Pharmaceutical Operations	2001	820,080	190,669	1,610	60,000	690,750		138,917

Charles E. Golden	2003	789,540	444,117	6,492	120,000	0	(4)	37,898	(5)
Executive Vice President	2002	789,540	0	14,852	120,000	0	(4)	23,686
and Chief Financial Officer	2001	789,540	183,569	74,218	60,000	690,750		23,686

John C. Lechleiter, Ph.D.	2003	725,625	417,657	6,249	120,000	0	(4)	34,840	(5)
Executive Vice President,	2002	675,000	0	9,248	120,000	0	(4)	20,250
Pharmaceutical Products	2001	675,000	146,475	42,322	70,000	429,800		72,764
and Corporate Development

Pedro P. Granadillo	2003	661,380	375,638	24,478	100,000	0	(4)	31,746	(5)
Senior Vice President	2002	642,120	0	43,206	100,000	0	(4)	19,264
	2001	642,120	139,341	160,969	60,000	560,275		19,264

(1)	The company’s stock plans do not provide for stock appreciation rights. Accordingly, none were granted during the years indicated. In addition, no restricted stock was granted during the years indicated in the table. Mr. Mayr holds 13,000 shares of restricted stock valued at $914,290 as of December 31, 2003. The vesting of these shares has been accelerated from December 31, 2004, to February 2, 2004. In accordance with the terms of the original grant, the company will reimburse Mr. Mayr for the associated U.S. federal income tax of approximately $603,320.

(2)	Represents the individual’s declared bonus for 2001 and 2002, when bonuses were paid under the EVA Plan, based on the company’s actual EVA performance for the year. Under the EVA Plan, a portion of an individual’s declared bonus may be carried over to subsequent years. As a result, actual payments with respect to a year may differ from the declared bonus. There was no bonus awarded under the EVA Plan to executive officers for 2003 performance. The Compensation Committee awarded a bonus to executive officers equal to 75 percent of the normal EVA bonus target as described in the Compensation Committee report.

(3)	Of Mr. Taurel’s total, $60,725 represents personal use of the company aircraft. Mr. Taurel is required to travel on the company aircraft for security reasons.

(4)	There was no payment in February 2003 under the performance award program for the period January 1, 2001, through December 31, 2002. Likewise, there was no payment in February 2004 for the performance period January 1, 2003, through December 31, 2003.

(5)	Company contribution to the named individual’s account in the Savings Plan. In light of the Prozac patent expiration, the company contributed only the minimum amount required by the Savings Plan in 2001, 2002, and 2003.

(6)	During the 2002 calendar year, Mr. Taurel chose to accept an annual salary of $1.00 as a reflection of his confidence in and commitment to the company during this period of transition. Had Mr. Taurel not taken this action, his annual base salary would have been $1,391,100 for 2002.

Option Shares Granted in the Last Fiscal Year (1)

Individual Grants

	Number of Securities	% of Total Option Shares	Exercise or		Grant Date
	Underlying	Granted to Employees in	Base Price		Present
Name	Options Granted	Fiscal Year	Per Share (2)	Expiration Date	Value (3)

Sidney Taurel	350,000	2.24	$57.85	2/15/13	$7,161,000

Gerhard N. Mayr	120,000	0.77	$57.85	2/15/13	$2,455,200

Charles E. Golden	120,000	0.77	$57.85	2/15/13	$2,455,200

John C. Lechleiter, Ph.D.	120,000	0.77	$57.85	2/15/13	$2,455,200

Pedro P. Granadillo	100,000	0.64	$57.85	2/15/13	$2,046,000

(1)	The company’s stock plans do not provide for stock appreciation rights. Accordingly, none were granted in 2003.

(2)	Options are granted at the market price of company common stock on the date of grant. Options are exercisable three years after their grant date.

(3)	These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of option shares granted during 2003 were in accordance with SFAS 123 as follows:

(a)	Expected Volatility — The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant and equal in length to the expected life. The volatility was 35.10 percent.

(b)	Risk-Free Interest Rate — The rate available at the time the grant was made on zero-coupon U.S. government issues with a remaining term equal to the expected life. The risk-free interest rate was 3.32 percent.

(c)	Dividend Yield — The expected dividend yield was 1.50 percent based on the historical dividend yield over a period of time immediately preceding the grant date equal in length to the expected life of the grant.

(d)	Expected Life — The expected life of the grant was seven years, calculated based on the historical expected life of previous grants.

(e)	Forfeiture Rate — Under SFAS 123, forfeitures may be estimated or assumed to be zero. The forfeiture rate was assumed to be zero, based on the immateriality of actual calculated forfeiture rates.

Aggregate Option Shares Exercised in the Last Fiscal Year and Fiscal Year-End Option Values

	Number of		Number of		Value of
	Shares		Securities Underlying		Unexercised,
	Acquired		Unexercised Options at		In-the-Money Options
Name	On Exercise	Value Realized	Fiscal Year-End		at Fiscal Year-End (2)

			Exercisable	Unexercisable	Exercisable	Unexercisable
Sidney Taurel	87,162	$4,445,487	2,161,521	351,317	$26,210,573	$4,368,000

Gerhard N. Mayr	-0-	-0-	534,684	240,000	$10,431,070	$1,497,600

Charles E. Golden	-0-	-0-	758,683	121,317	$8,537,800	$1,497,600

John C. Lechleiter, Ph.D.	25,180	$1,372,625	479,521	121,317	$2,211,353	$1,497,600

Pedro P. Granadillo	-0-	-0-	659,411	101,317	$10,082,847	$1,248,000

(1)	The company’s stock plans do not provide for stock appreciation rights. Accordingly, no stock appreciation rights were exercised during 2003 and none were outstanding on December 31, 2003.

(2)	Represents the amount by which the market price of Lilly stock exceeded the exercise prices of unexercised options held by the named individuals on December 31, 2003.

Retirement Plan

Pension Plan Table

Average Annual
Earnings (Highest
5 of Last 10 Years)	Years of Service

	20	25	30	35	40	45

$500,000	$134,830	$168,550	$202,260	$235,970	$235,970	$243,300

1,000,000	275,270	344,100	412,910	481,730	481,730	486,610

1,500,000	415,705	519,635	623,555	727,490	727,490	729,910

2,000,000	556,140	695,185	834,215	973,250	973,705	973,705

2,500,000	696,575	870,720	1,044,865	1,219,010	1,219,010	1,219,010

3,000,000	837,000	1,046,270	1,255,510	1,464,770	1,464,770	1,464,770

3,500,000	977,435	1,221,805	1,466,160	1,710,530	1,710,530	1,710,530

4,000,000	1,117,870	1,397,350	1,676,810	1,956,290	1,956,290	1,956,290

4,500,000	1,258,310	1,572,890	1,887,455	2,202,050	2,202,050	2,202,050

5,000,000	1,398,745	1,748,435	2,098,116	2,447,810	2,447,810	2,447,810

5,500,000	1,539,170	1,923,970	2,308,765	2,693,555	2,693,555	2,693,555

The named executive officers will, upon retirement, be eligible for benefits under The Lilly Retirement Plan (retirement plan). The above table sets forth a range of annual retirement benefits for various levels of average annual earnings and years of service, assuming the employee retires at age 65 with a 50 percent survivor income benefit. The retirement plan benefits shown in the table are generally paid as a monthly annuity for the life of the retiree. The amounts shown in the table are not subject to reduction for social security benefits or any other offset amounts except that the ultimate pension benefits for Mr. Golden will be reduced by the amount of the pension payments he receives from his previous employer. For the purpose of determining the annual benefit from the Pension Plan Table, one calculates the average of the annual earnings for the highest 5 out of the last 10 years of service (“average annual earnings”). Annual earnings covered by the retirement plan consist of salary, bonus, and, for years prior to 2003, long-term incentive plan payouts as set forth in the Summary Compensation Table on page 25 but calculated for the amount of bonus paid (rather than credited) and for the year in which earnings are paid (rather than earned or credited). For purposes of determining benefits under the retirement plan, Mr. Taurel is currently credited with 32 years of service, and his current average annual earnings are $4,618,368. Following his retirement in 2004, Mr. Mayr will receive an annual retirement benefit of $915,478. Beginning at age 62, Mr. Mayr will receive an additional $1,400 per month, which is the estimated amount Mr. Mayr would have received as a social security benefit had he worked in the United States for more than 40 calendar quarters. His retirement benefits will include medical coverage beginning at age 65, under which the company will reimburse the portion of his medical expenses that would typically be covered by Medicare had he worked in the United States for more than 40 calendar quarters and related income taxes, if any, attributable to such benefit. Mr. Golden, who is credited with 34 years, received additional service credit when be began his employment in 1996. His retirement benefits will include standard retiree medical benefits. His current average annual earnings are $2,486,772. Dr. Lechleiter is credited with 24 years, and his current average annual earnings are $1,416,888. Mr. Granadillo is credited with 34 years, and his current average annual earnings are $1,856,712.

Section 415 of the Internal Revenue Code (Code) generally places a limit of $165,000 on the amount of annual pension benefits that may be paid at age 65 from a plan such as the retirement plan. Under an unfunded plan adopted in 1975, however, the company will make payments as permitted by the Code to any employee who is a participant in the retirement plan in an amount equal to the difference, if any, between the benefits that would have been payable under the plan without regard to the limitations imposed by the Code and the actual benefits payable under the plan as so limited.

Change-in-Control Severance Pay Arrangements

The company has adopted a Change-in-Control Severance Pay Program (program) covering most employees of the company and its subsidiaries, including the company’s executive officers. In general, the program would provide severance payments and benefits for eligible employees and executive officers in the event their employment is terminated under certain circumstances within fixed periods of time following a change in control. A change in control would occur if 15 percent or more of the company’s voting stock were acquired by an entity other than the company, a subsidiary, an employee benefit plan of the company, or Lilly Endowment, Inc. There are additional conditions that could result in a change-in-control event. The program may not be amended by the board, whether prior to or following a change in control, in any manner adverse to a participant without his or her prior written consent.

Under the portion of the program covering the named executive officers, each would be entitled to severance payments and benefits in the event that his or her employment is terminated following a change in control (i) without cause by the company; (ii) for good reason by the executive officer, each as is defined in the program; or (iii) for a limited period of time, for any reason, by the executive officer. In such case, the executive officer would be entitled to a severance payment equal to three times his or her current annual cash compensation. Additional benefits would include a pension supplement and full and immediate vesting of all stock options and other equity incentives. In the event that any payments made or benefits realized in connection with the change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code as a result of the aggregate compensation payments and benefits made to the individual, under the program or otherwise, the company would cover the cost of the excise tax.

Employment Agreement

At the company’s request, Mr. Mayr postponed his retirement in order to continue leading the company’s sales and marketing efforts as the company prepared for and implemented launches of several important new products. As consideration, we extended the expiration of his 1993 stock option from April 21, 2003, to April 21, 2005. In addition, prior to his retirement in 2004 Mr. Mayr received a cash payment of $725,000, reimbursement of the associated U.S. federal income tax of approximately $494,510, and a nonqualified stock option for 60,000 shares vesting in March 2004 with a 10-year term. The company has agreed to lease a company-owned apartment to Mr. Mayr for up to 12 months following his retirement. He will reimburse the company for the company’s entire cost of this apartment, currently approximately 11,700 GBP (approximately $21,350) per month.

PERFORMANCE GRAPH

This graph compares the return on Lilly stock with that of the Standard & Poor’s 500 Stock Index and our peer group* for the years 1999 through 2003. The graph assumes that, on December 31, 1998, a person invested $100 each in Lilly stock, the S&P 500 Stock Index, and the peer group’s common stock. The graph measures total shareholder return, which takes into account both stock price and dividends. It assumes that dividends paid by a company are reinvested in that company’s stock.

Comparison of Five-Year Cumulative Total Return Among Lilly, S&P 500 Stock Index, and Peer Group*

	1998	1999	2000	2001	2002	2003

Lilly	$100.00	$75.80	$107.43	$91.99	$75.88	$85.83

S&P 500	$100.00	$121.01	$109.99	$96.98	$75.59	$97.24

Peer Group	$100.00	$87.41	$112.10	$97.01	$75.52	$83.00

*	We constructed the peer group as the industry index for this graph. It comprises the eight companies in the pharmaceutical industry that we use to benchmark compensation of executive officers. The companies are Abbott Laboratories; Bristol-Myers Squibb Company; Glaxo SmithKline (including the results of SmithKline Beecham plc up to the time of its merger with Glaxo Holdings plc); Johnson & Johnson; Merck & Co.; Pfizer, Inc. (including the results of Warner Lambert Company and Pharmacia Corporation to the time of their mergers with Pfizer); Schering-Plough Corporation; and Wyeth (formerly American Home Products Corporation).

OWNERSHIP OF COMPANY STOCK

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of company common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group, as of February 2, 2004.

Name of Individual or Identity of Group	Shares Owned Beneficially (1)

Steven C. Beering, M.D.	26,791

Sir Winfried F. W. Bischoff	4,889

Martin S. Feldstein, Ph.D.	2,422

George M. C. Fisher	16,077

Alfred G. Gilman, M.D., Ph.D.	8,206

Charles E. Golden	39,102	(2)

Pedro P. Granadillo	207,868	(3)

Karen N. Horn, Ph.D.	21,731

John C. Lechleiter, Ph.D.	125,893	(4)

Ellen R. Marram	2,422

Gerhard N. Mayr	100,483	(5)

Franklyn G. Prendergast, M.D., Ph.D.	13,269

Sir John Rose	128

Kathi P. Seifert	12,515

Sidney Taurel	783,551	(6)

All directors and executive officers as a group (16 persons)	1,511,910

(1)	Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person. The shares shown do not include the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 2, 2004: Dr. Beering, 2,800 shares; Sir Winfried Bischoff, 2,800 shares; Mr. Fisher, 2,800 shares; Dr. Gilman, 2,800 shares; Mr. Golden, 758,683 shares; Mr. Granadillo, 659,411 shares; Ms. Horn, 2,800 shares; Dr. Lechleiter, 479,521 shares; Mr. Mayr, 594,684 shares; Dr. Prendergast, 2,800 shares; Ms. Seifert, 2,800 shares; Mr. Taurel, 2,161,521 shares; and all directors and executive officers as a group, 5,456,338 shares. The shares shown include, in the case of employees of the company, shares credited to the accounts of the employees under the Savings Plan. In the case of nonemployee directors, the shares shown above include the following shares credited to the directors’ accounts under the Lilly Directors’ Deferral Plan: Dr. Beering, 24,151; Sir Winfried Bischoff, 2,889; Dr. Feldstein, 1,422; Mr. Fisher, 6,077; Dr. Gilman, 8,206; Ms. Horn, 19,676; Ms. Marram, 1,422; Dr. Prendergast, 13,269; Sir John Rose, 128; and Ms. Seifert, 9,383. See page 18 for a description of that plan. No person listed in the table owns more than 0.0697 percent of the outstanding common stock of the company. All directors and executive officers as a group own 0.135 percent of the outstanding common stock of the company.

(2)	The shares shown for Mr. Golden include 971 shares credited to his account under the Savings Plan.

(3)	The shares shown for Mr. Granadillo include 18,574 shares credited to his account under the Savings Plan and 895 shares that are owned by a family foundation for which he is a director. Mr. Granadillo has shared voting power and shared investment power over the shares held by the foundation.

(4)	The shares shown for Dr. Lechleiter include 10,946 shares credited to his account under the Savings Plan and 12,151 shares that are owned by a family foundation for which he is a director. Dr. Lechleiter has shared voting power and shared investment power over the shares held by the foundation.

(5)	The shares shown for Mr. Mayr include 9,623 shares credited to his account under the Savings Plan.

(6)	The shares shown for Mr. Taurel include 14,495 shares credited to his account under the Savings Plan.

Principal Holders of Stock

To the best of the company’s knowledge, the only beneficial owners of more than five percent of the outstanding shares of the company’s common stock are Lilly Endowment, Inc. (the “Endowment”) and Capital Research and Management Company. The following table sets forth information regarding this ownership:

	Number of Shares	Percent of
Name and Address	Beneficially Owned	Class

Lilly Endowment, Inc.	154,120,804	13.71%
2801 North Meridian Street	(as of February 2, 2004)
Indianapolis, Indiana 46208

Capital Research and Management Company	66,757,200	5.9%
333 South Hope Street	(as of December 31, 2003)
Los Angeles, California 90071

The Endowment has sole voting and sole investment power with respect to its shares. The board of directors of the Endowment is composed of Mr. Thomas M. Lofton, chairman; Mr. N. Clay Robbins, president; Mrs. Mary K. Lisher; Drs. Otis R. Bowen, William G. Enright, and Earl B. Herr, Jr.; and Messrs. Daniel P. Carmichael, Eli Lilly II, and Eugene F. Ratliff. Each of the directors is a shareholder of the company.

Capital Research and Management Company acts as investment adviser to various registered investment companies. It has no voting power and sole investment power with respect to its shares.

ITEMS OF BUSINESS TO BE ACTED UPON AT THE MEETING

Item 1. Election of Directors

Under the company’s articles of incorporation, the board is divided into three classes with approximately one-third of the directors standing for election each year. The term for directors elected this year will expire at the annual meeting of shareholders held in 2007. Each of the nominees listed below has agreed to serve that term. If any director is unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

The board recommends that you vote FOR each of the following nominees:

•	Steven C. Beering, M.D.

•	Sir Winfried Bischoff

•	Franklyn G. Prendergast, M.D., Ph.D.

•	Kathi P. Seifert

Biographical information about these nominees can be found on pages 8 – 11 of this proxy statement.

Item 2. Proposal To Ratify the Appointment of Principal Independent Auditors

The audit committee has appointed the firm of Ernst & Young LLP as principal independent auditors for the company for the year 2004. In accordance with the bylaws, this appointment is being submitted to the shareholders for ratification. Ernst & Young served as the principal independent auditors for the company in 2003. Representatives of Ernst & Young are expected to be present at the annual meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they wish to do so.

The board recommends that you vote FOR ratifying the appointment of Ernst & Young LLP as principal independent auditors for 2004.

Item 3. To Approve the Eli Lilly and Company Bonus Plan

The board of directors has approved a new annual cash bonus plan, the Eli Lilly and Company Bonus Plan, effective January 1, 2004. It replaces both the prior management and executive bonus plan (the Eli Lilly and Company EVA Bonus Plan) and the company’s principal bonus program for nonmanagement employees.

The board recommends that you vote FOR approval of the Eli Lilly and Company Bonus Plan.

Shareholder approval will allow payments under the plan to be fully tax-deductible by the company under Section 162(m) of the Internal Revenue Code. Section 162(m) could limit the company’s tax deduction for compensation paid to top executives to $1 million each unless compensation in excess of that amount is determined using performance measures approved by a committee of outside directors and approved by the shareholders.

Purpose of the Plan

The purpose of the plan is to motivate superior performance and teamwork by employees at all levels of the company by linking annual cash bonuses to important corporate performance measures. Bonus payments are linked directly to both individual and corporate performance. Exceptional performance by individuals and the company will lead to increases in bonuses, and shortfalls in performance will lead to bonus reductions.

Principal Features of the Plan

Following is a summary of the material features of the plan. It is qualified by reference to the full text of the plan, which is attached as Appendix B to this proxy statement.

•	Administration. The plan is administered by the compensation committee of the board, which is composed entirely of independent directors. The committee has authority to delegate plan administration with respect to employees other than the executive officers.

•	Eligibility. Plan participants include all executive officers, all management employees worldwide, most U.S. and

Puerto Rico nonmanagement employees, and selected employees outside the United States. The committee may include other employees at its discretion. For 2004, approximately 20,000 employees are eligible to participate.

•	Performance Measures and Bonus Calculation. Prior to the beginning of each year, the committee will establish the following elements necessary for the bonus calculation:

—	Bonus targets are established for participants based on a schedule that associates job responsibilities with a bonus target amount expressed as a percentage of regular earnings for the year.

—	Company performance measures are established for the year. The committee may select one or more from among the following measures: growth in net income or earnings per share; growth in sales; return on assets; return on equity; total shareholder return; economic value added (EVA); market value added (MVA); or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructurings, and special charges (determined according to objective criteria established by the committee not later than 90 days after the beginning of the year). Unless the committee chooses otherwise, the company performance measure shall be based 75 percent on earnings-per-share growth and 25 percent on sales growth, in both cases before the effect of any adjustments as described above. Bonuses for 2004 will be based on this measure.

—	A bonus multiple is used to adjust the bonus target to account for company performance. The committee establishes performance benchmarks for sales and earnings growth after considering expected peer group performance. If the benchmarks are met exactly, the bonus multiple would be 100 percent of the bonus target. Actual bonus multiples will vary depending on company performance relative to the benchmarks. The maximum bonus multiple is 200 percent of the bonus target and the threshhold multiple is 25 percent of the bonus target, except that the committee has discretion to reduce the bonus multiple to a lower percentage or to zero. The committee does not have discretion to increase the multiple.

•	Individual Performance Adjustments. For employees other than executive officers, the committee may adjust the award upward by an amount not to exceed 50 percent for exemplary individual performance during the year. Executive officers’ awards may not be adjusted upward. An employee (including an executive officer) whose performance is unsatisfactory for the year will not receive a bonus.

•	Payment. Payment will be made following certification by the committee of the company’s actual performance results for the year. No individual bonus payment may exceed $7 million in any one year. Participants must remain employed until the end of the year to receive a bonus, except in the case of retirement, death, disability, and certain leaves of absence.

•	Amendment. The plan may be amended at any time by the board or the committee. Shareholder approval of amendments may be sought to the extent the company deems it necessary or advisable to preserve tax-deductibility under Section 162(m) of the Code.

It is not possible to predict with certainty the bonuses that would be payable to the executive officers with respect to 2004 performance. However, if the company were to meet the performance benchmarks for earnings-per-share growth and sales growth, and assuming no change in the regular earnings of the executive officers for the year, the following bonuses would be paid for 2004 (before taxes):

  Mr. Taurel — $1,651,155
  Mr. Golden — $609,910
  Mr. Mayr — $108,915
  Dr. Lechleiter — $670,500
  Mr. Granadillo — $523,365
  All executive officers as a group (9 officers): $5,210,770.

It is not possible to estimate the aggregate 2004 bonuses that would be payable to all eligible employees as a group.

Equity Compensation Plan Information

The following table presents information as of December 31, 2003, about our other compensation plans under which shares of Lilly stock have been authorized.

			(c) Number of
			securities remaining
	(a) Number of	(b) Weighted-	available for future
	securities to be issued	average exercise	issuance under equity
	upon exercise of	price of outstanding	compensation plans
	outstanding options,	options, warrants,	(excluding securities
Plan category	warrants, and rights	and rights	reflected in column (a))

Equity compensation plans approved by security holders	70,227,853	$64.94	74,455,872

Equity compensation plans not approved by security holders (1)	12,582,622	$67.93	2,121,420

Total	82,810,475	$65.39	76,577,292

(1)	Represents shares in the Lilly GlobalShares Stock Plan, which permits the company to grant stock options to nonmanagement employees worldwide. The plan is administered by the senior vice president responsible for human resources. The stock options are nonqualified for U.S. tax purposes. The option price cannot be less than the fair market value at the time of grant. The options shall not exceed 11 years in duration and shall be subject to vesting schedules established by the plan administrator. There are provisions for early vesting and early termination of the options in the event of retirement, disability, and death. In the event of stock splits or other recapitalizations, the administrator may adjust the number of shares available for grant, the number of shares subject to outstanding grants, and the exercise price of outstanding grants.

Item 4. Shareholder Proposal Regarding Executive Compensation

The Sheet Metal Workers’ National Pension Fund, Edward F. Carlough Plaza, 601 North Fairfax Street, Suite 500, Alexandria, Virginia 22314, beneficial owner of approximately 34,200 shares, has notified the company that it intends to present the following proposal at the annual meeting.

The board recommends that you vote AGAINST this proposal.

Executive Compensation Proposal

Resolved, that the shareholders of Lilly (Eli) & Co. (“Company”) request that the Company’s Board of Directors and its Executive Compensation Committee replace the current system of compensation for senior executives with the following “Commonsense Executive Compensation” program including the following features:

(1)	Salary — The chief executive officer’s salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

(2)	Annual Bonus — The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonus should be a percentage of the executive’s salary level, capped at 100% of salary.

(3)	Long-Term Equity Compensation — Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.

(4)	Severance — The maximum severance payment to a senior executive should be no more than one year’s salary and bonus.

(5)	Disclosure — Key components of the executive compensation plan should be outlined in the Compensation Committee’s report to shareholders, with variances from the Commonsense program explained in detail.

The Commonsense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

Statement of Support: We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a “wasteland that has not been reformed.” (Institutional Shareholder Services senior vice-president, Wall Street Journal, “Executive Pay Keeps Rising, Despite Outcry,” October 3, 2003). As of 2002, the CEO-worker pay gap of 282-to-1 was nearly seven times as large as the 1982 ratio of 42-to-1 according to the United for a Fair Economy’s Tenth Annual CEO Compensation Survey (“Executive Excess 2003 — CEO’s Win, Workers and Taxpayers Lose.”)

We believe that it is long past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation. We believe that executive compensation should be designed to promote the creation of long-term corporate value. The Commonsense executive compensation principles seek to focus senior executives, not on quarterly performance numbers, but on long-term corporate value growth, which should benefit all the important constituents of the Company. We challenge our Company’s leadership to embrace the ideas embodied in the Commonsense proposal, which still offers executives the opportunity to build personal long-term wealth but only when they generate long-term corporate value.

Statement in Opposition to the Executive Compensation Proposal

The compensation committee of the board has reviewed the shareholder proposal and finds that, on balance, it is not in the best interests of the shareholders.

The shareholder states that executive compensation should promote the creation of long-term corporate value by encouraging executives to look beyond quarterly performance numbers and focus on long-term corporate value growth. We agree. In fact, for many years our executive compensation philosophy has been grounded on the principle that compensation should foster the long-term focus required for success in the research-based pharmaceutical industry. For a fuller description of our philosophy, see the compensation committee report on pages 22 – 24.

Where we differ with the shareholder is in the best way to achieve that objective. The shareholder would have the board impose a number of strict rules and prohibitions governing nearly all forms of compensation. These strictures would deprive the compensation committee of the flexibility it needs to respond to changing industry, market, and compensation trends and to tailor executive compensation programs to attract and retain the highly qualified individuals necessary to succeed in a competitive world economy.

In particular, we disagree with several of the shareholder’s specific prohibitions:

•	Salary and bonus caps. The proposal would establish “hard caps” of $1 million on salary and equity grants and would impose a limit on cash bonuses of 100 percent of salary. This one-size-fits-all approach to compensation would not allow the committee to meet the needs of the marketplace or even adapt for inflation.

•	Elimination of stock options. In the wake of the recent corporate scandals, some commentators have called for the elimination of stock options, asserting that stock option compensation was a primary cause of the fraud and governance failures in those cases. We believe that that view overstates the role that stock options played in those regrettable situations. While excessive reliance on stock option compensation can create unhealthy incentives, a measured use of stock options as a part of a balanced cash and equity program can provide employees with healthy, positive incentives to focus on both annual performance goals and long-term growth in shareholder value. We will continue to monitor this balance over time, particularly in light of possible changes in accounting rules affecting stock options. However, we do not believe an absolute ban on stock options is appropriate.

In summary, we share the proponent’s goals but not the approach. Effective oversight of executive compensation is achieved not by imposing a series of inflexible mandates but instead by instituting strong corporate governance practices to assure that the company’s compensation committee is independent, informed, and active. We believe that those practices are firmly in place at Lilly.

Item 5. Shareholder Proposal Regarding Access and Affordability of Prescription Drugs

Sisters of Mercy, Regional Community of Detroit Charitable Trust, 29000 Eleven Mile Road, Farmington Hills, MI 48336-1405, beneficial owners of approximately 800 shares, have notified the company that they intend to present the following proposal at the annual meeting.

The board recommends that you vote AGAINST this proposal.

Access and Affordability of Prescription Drugs

Resolved, That the Board of Directors review pricing and marketing policies and prepare a report (at reasonable cost and omitting proprietary information), available to shareholders by September, 2004, on how our company will respond to rising regulatory, legislative and public pressure to increase access to and affordability of needed prescription drugs.

Statement of Support: The pharmaceutical industry faces a number of long-term challenges that threaten our Company’s viability and could adversely affect shareholder value.

“The pharmaceutical industry and its legal representatives are now beset by a torrent of suits alleging fraud and predatory pricing, demands for more stringent regulation, and investigation of longstanding practices in patenting, promoting and producing drugs.” (Drug Wars, American Bar Association Journal, December 2002).

The pharmaceutical industry “depends heavily on public trust” and is particularly vulnerable in times of crisis and/or controversy, according to Rating Research LLC. (Reputation Strength Rating, Rating Research LLC, June 2003).

Only 13% of people “normally believe a statement by a pharmaceutical company.” (Attitudes to Government Regulation Vary Greatly For Different Industries, Harris Interactive, 2 April 2003).

57% of Americans think our industry “should be more regulated by government.” Only 7% responded they preferred less regulation. (Attitudes to Government Regulation Vary Greatly For Different Industries, Harris Interactive, 2 April 2003).

In an annual survey conducted by the Kaiser Commission on Medicaid and the Uninsured, nearly all states reported taking action to rein in prescription drug costs in the past year (Rising Costs Prompt States to Reduce Medicaid Further, NY Times, 23 September 2003).

Given the social and political pressures to resolve the issue of accessibility and affordability of healthcare in the US, we believe the directors of our company have a duty to inform shareholders of the steps taken to address the challenges confronting our industry: negative public perceptions, legal actions at state and federal levels on prescription access and anti-trust issues, law suits alleging antitrust and consumer fraud violations.

Statement in Opposition to the Access and Affordability of Prescription Drugs Proposal

The public policy and compliance committee of the board has reviewed the shareholder proposal and is in agreement with the intent of the proposal.

•	The board periodically reviews the company’s pricing and marketing policies from the perspective of access to and affordability of our products.

•	Our website currently contains a report on the company’s access-related programs.

•	In December 2003, the company published the 2002 Corporate Responsibility Report. This report will be updated annually and the 2004 report for 2003 will provide additional detailed information regarding our commitment to access and affordability.

As a result, the committee believes this proposal is not necessary and recommends that you vote against it.

A report detailing the company’s access-related programs has been available on our website since September 2002, and can be reached by selecting Access to Medicines on the www.lilly.com homepage, or from the Products page. This report includes information about direct patient assistance, patient initiatives, the company’s work with advocacy organizations, U.S. state and federal initiatives, and international initiatives. Information on how patients and physicians can access Lilly programs and links to state-sponsored prescription drug assistance programs throughout the country are included.

Our most recently announced program is LillyAnswers, a program designed to provide needy seniors with access to Lilly medicines. Patients enrolled in LillyAnswers pay only a $12.00 administrative fee for a 30-day supply of any Lilly prescription medication at participating pharmacies. Medicare-eligible individuals who do not have public or private coverage for prescription medicine, and who have an income below 200 percent of the federal poverty level are eligible for LillyAnswers. Since its inception, LillyAnswers has enrolled more than 239,000 members and filled approximately 630,000 prescriptions. The program, which began in March 2002, is designed to provide interim, affordable coverage for our products to Medicare recipients until a drug benefit is available.

In addition, Lilly has a long-standing program called Lilly Cares; its goal is to extend access to our products to all Americans regardless of their ability to pay. Through Lilly Cares, the company offers free medication, through physicians, to patients who are otherwise unable to obtain their Lilly medicine. In 2003, Lilly provided more than $216 million in free products to people in need.

Lilly also provides assistance with obtaining reimbursement and product supplies through programs designed specifically for several products, including:
•	Gemzar® (cancer)
•	Humatrope® (human growth hormone)
•	Forteo® (severe osteoporosis)
•	Xigris® (severe sepsis)
•	Alimta® (malignant pleural mesothelioma)

In each of these programs, the Lilly drug is available at additional savings to our other programs or free. For example, the Forteo® program offers a 4 week supply (28 days) of Forteo® for a flat administrative fee of $12.00 to a broader group than that covered by LillyAnswers, and Gemzar and Alimta are available free of charge to cancer patients who meet medical and financial eligibility criteria.

The company has a number of other philanthropic efforts under way to increase access to medicines, including financial support to organizations involved in:
•	patient advocacy
•	disease and treatment research
•	education
•	improving access to medical care
•	programs that assist patients in getting appropriate treatment and living with their diseases.

In 1999, the company initiated a program to improve access to tuberculosis care worldwide. Working with the World Health Organization (WHO) and Médecins Sans Frontières (MSF), Lilly now distributes a significant amount of its production of capreomycin and cycloserine for multi-drug resistant tuberculosis (MDR-TB) via the WHO at a fraction of production cost. As part of this program, the company will transfer the technology to manufacture these drugs in nations where the disease is most prevalent and will partner with the WHO, the U.S. Department of Health and Human Services Center for Disease Control, Brigham and Women’s Hospital (BWH), and Purdue University to increase both the number of trained personnel and the supply of drugs available to treat MDR-TB.

Finally, the company is dedicated to continuing innovation in the discovery of new drugs for health needs that are currently unmet. This is our central mission and our first and highest ethical responsibility. By devoting more than $2 billion each year to pharmaceutical research activities, Lilly bears enormous costs and risks related to discovering and developing new medicines.

The company plans to expand its reporting on these activities in the 2003 Corporate Responsibility Report, which will be published in 2004. In addition to the actions taken on access to medicines, it will address standards of business conduct including political lobbying and contributions and antitrust and competition laws. It will also address the public relations activities underway to support access to medicines. This report will be made available to shareholders on the Lilly.com website.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Securities and Exchange Commission rules, our directors and executive officers are required to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of company stock. We have reviewed copies of reports provided for the company, as well as other records and information. Based on that review, we concluded that all reports were timely filed.

Other Information Regarding the Company’s Proxy Solicitation

We will pay all expenses in connection with our solicitation of proxies. We will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to and obtaining instructions from persons for whom they hold stock of the company. We expect to solicit proxies primarily by mail, but directors, officers, and other employees of the company may also solicit in person or by telephone, telefax, or electronic mail. We have retained Georgeson Shareholder Communications Inc. to assist in the distribution and solicitation of proxies. Georgeson may solicit proxies by personal interview, telephone, telefax, mail, and electronic mail. We expect that the fee for those services will not exceed $17,000 plus reimbursement of customary out-of-pocket expenses.

By order of the board of directors,

Alecia A. DeCoudreaux
Secretary
March 12, 2004

APPENDIX A

Audit Committee Charter

Purpose

The audit committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities by monitoring:
•	The integrity of financial information which will be provided to the shareholders and others;
•	The systems of internal controls and disclosure controls which management has established;
•	The performance of internal and external audit functions; and
•	The company’s compliance with legal and regulatory requirements.

Composition

The committee shall consist of no fewer than three directors. All committee members must meet applicable New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) independence and experience requirements. All committee members shall be financially literate or must become financially literate within a reasonable period of time after appointment to the committee. At least one member of the committee shall be an audit committee financial expert as determined by the board in accordance with NYSE listing standards. At least one member of the committee shall serve concurrently on the public policy and compliance committee. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The committee members shall be appointed for one-year terms at the annual meeting of the board. The board shall designate the chairperson.

Administrative Matters

The committee shall meet not less than six times per year and shall report at the next board meeting following each such committee meeting. The committee shall meet at least annually with the public policy and compliance committee. This meeting will allow the audit committee to review non-financial legal and regulatory compliance as well as the risk assessment and risk management processes, which are overseen by the public policy and compliance committee. The committee shall meet periodically with management, the internal auditors, and the independent auditor in separate executive sessions. The committee may request an officer or employee of the company, the company’s outside counsel, or representatives of the company’s independent auditor to attend a meeting of the committee or to meet with any members of, or advisors to, the committee. The committee may, at any time, retain its own outside advisors at the company’s expense.

Supporting Corporate Staff

General Auditor
Office of the Corporate Secretary
Chief Accounting Officer

Duties and Responsibilities

To fulfill its duties and responsibilities, the Committee shall:

1.     Annually review and reassess this charter.

2.     Maintain a clear understanding with management and the independent auditors that the committee is directly responsible for compensation and oversight of the work of the independent auditor, including:
•	Having the sole authority (subject to shareholder ratification) to appoint or replace the independent auditor;
•	Approving the compensation of the independent auditor;
•	Reviewing and evaluating the lead partner of the independent audit team;
•	Reviewing the audit scope and audit plan of independent auditor;
•	Obtaining and reviewing, at least annually, a report from the independent auditor which describes the firm’s internal compliance procedures, any issues raised from peer reviews, or other quality reviews of the firm, any steps taken to deal with the issues, and all relationships between the firm and Lilly;
•	Ensuring rotation of the lead audit partner as required by law (or any stricter policies as may be established by the committee);

•	Setting clear hiring policies for employees or former employees of the independent auditor; and
•	Resolving disagreements between management and the independent auditor regarding financial reporting.

3.     Pre-approve all audit services and approve permitted non-audit services (including fees and terms) to be performed for Lilly by the independent auditor, consistent with the requirements of the SEC and NYSE or any stricter standards as may be adopted by the committee.

4.     Oversee the internal audit function, including:
•	Reviewing the appointment and replacement of the general auditor;
•	Reviewing and approving the internal audit plan;
•	Reviewing significant reports to management prepared by internal audit (and management’s response); and
•	Discussing with the independent auditor and management the responsibilities, budget, and staffing of the internal audit function.

5.     Prepare a report for inclusion in the company’s annual proxy statement in accordance with SEC regulations.

6.     Review, with management and the independent auditors, the annual and quarterly financial results before they are filed in periodic reports with the SEC or other regulators. These reviews shall include discussions with management and the independent auditor regarding significant financial reporting issues and judgments made in connection with the preparation of Lilly’s financial statements and any special steps adopted in light of material control deficiencies. The committee shall also receive regular reports from the independent auditor on the critical accounting policies and practices of Lilly and significant alternative treatments of financial information within GAAP that have been discussed with management. The committee shall discuss with the independent auditor the auditor’s assessment of the quality, not just the acceptability, of the company’s accounting principles as required by SAS No. 61.

7.     Review and discuss with management Lilly’s earnings press releases, including the use of “pro forma” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

8.     Provide an open avenue of communication between the independent auditor, the general auditor, and the board, including sufficient opportunity for the independent auditor and the general auditor to meet with the committee without members of management present.

9.     Consider and review with the independent auditor, the chief accounting officer, and the general auditor:
•	The independent auditors’ audit of financial statements and their report thereof;
•	The adequacy of the company’s internal controls and disclosure controls;
•	Any related significant findings and recommendations of the independent auditors or the internal auditors together with management’s responses thereto;
•	Any difficulties encountered in the course of the audits, including any restriction on the scope of work or access to required information; and
•	Any material written communications between the independent auditor and management, including management letters or schedules of unadjusted differences.

10.     Oversee the company’s dissemination of and compliance with the company’s code of conduct, including but not limited to those codes that apply specifically to employees involved in matters that affect accounting, auditing, and financial reporting.

11.     Review procedures to promote and protect employee reporting of suspected fraud or wrongdoing relating to accounting, auditing, or financial reporting, including procedures for:
•	Receiving, retaining, and addressing complaints received by Lilly relating to such matters;
•	Enabling employees to submit to the committee, on a confidential and anonymous basis, any concerns regarding such matters; and
•	Protecting reporting employees from retaliation.

12.     Review policies and procedures with respect to senior management’s expense accounts, including their use of corporate assets, and consider the results of any review of these areas by the general auditor or the independent auditor.

13.     Meet at least annually with the public policy and compliance committee to review regulatory and legal compliance matters, including:
•	Overall state of compliance
•	Significant legal or regulatory compliance exposure
•	Material reports or inquiries from regulators.

14.     Review with the public policy and compliance committee, at least annually, a summary of the risk assessment and risk management processes and policies.

15.     Inquire of management, the general auditor, and the independent auditors about significant financial risks or exposures and evaluate the steps management has taken to assess and minimize such risks to the company, including review of management’s financial risk management policies.

16.     Conduct or authorize investigations into any matters within the committee’s scope of responsibilities. The committee may retain (at the company’s expense) independent counsel, accountants, or others to assist in the conduct of any investigation.

17.     The committee shall also undertake such additional activities within the scope of its primary functions as the committee may from time to time determine.

APPENDIX B

Eli Lilly and Company Bonus Plan (effective January 1, 2004)

Section 1. Purpose

The purpose of The Eli Lilly and Company Bonus Plan is to encourage and promote eligible employees to create and deliver innovative pharmaceutical-based health care solutions that enable people to live longer, healthier and more active lives, to outgrow our competitors through a constant stream of pharmaceutical innovation, and to materially increase shareholder value. The Plan is designed to accomplish the following key objectives:
a.	motivate superior employee performance through the implementation of a performance-based bonus system for all eligible management employees, United States employees (including those in Puerto Rico) and other employees as may be designated from time to time;
b.	encourage eligible employees to take greater ownership of the company and provide “Answers that Matter” daily by creating a direct relationship between key company measurements and individual bonus payouts; and
c.	enable the Company to attract and retain employees that will be instrumental in driving sustained growth and performance of Eli Lilly and Company by providing a competitive bonus program that rewards outstanding performance consistent with the Company’s mission, values and increased shareholder value.

The Plan is intended to satisfy the requirement for providing “performance-based” compensation under Section 162(m) of the Internal Revenue Code.

Section 2. Definitions

The following words and phrases as used in this Plan will have the following meanings unless a different meaning is clearly required by the context. Masculine pronouns will refer both to males and to females:

2.1 Applicable Year means the calendar year immediately preceding the year in which payment of the Company Bonus is payable pursuant to Section 6. For example, the Applicable Year for 2005 payout is January 1, 2004 through December 31, 2004.

2.2 Bonus Target means the percentage of Participant Earnings for each Participant as described in Section 5.6(a) below.

2.3 Committee means (i) with respect to the Executive Officers of Lilly, the Compensation Committee, the members of which will be selected by the Board of Directors of Lilly, from among its members; and (ii) with respect to all other Eligible Employees, the Compensation Committee of the Board of Directors or its designee. Each member of the Compensation Committee will, to the extent deemed necessary or appropriate by the Board of Directors, satisfy the requirements of an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

2.4 Company means Eli Lilly and Company and its subsidiaries.

2.5 Company Bonus means the amount of bonus compensation payable to a Participant as described in Section 5 below. Notwithstanding the foregoing, however, the Committee may determine, in its sole discretion, to reduce the amount of a Participant’s Company Bonus if such Participant becomes eligible to participate in such other bonus program of the Company as may be specifically designated by the Committee. Such reduction may be by a stated percentage up to and including 100% of the Company Bonus.

2.6 Company Performance Bonus Multiple means the amount as calculated in Sections 5.3 and 5.4 below.

2.7 Disabled means a Participant who (i) has become eligible for a payment under The Lilly Extended Disability Plan, assuming eligibility to participate in that plan, or (ii) for those employees ineligible to participate in The Lilly Extended Disability Plan, has become otherwise “disabled” under the applicable disability benefit plan or program for the Participant, or, in the event that there is no such disability benefit plan or program, has become disabled under applicable local law.

2.8 Earnings Per Share (EPS) means the diluted earnings per share of the Company as reported in the Company’s “Consolidated Statements of Income” in accordance with generally accepted accounting principles and Section 3.4 below.

2.9 Earnings Per Share Growth (EPS Growth) means the percentage increase in EPS in the Applicable Year compared to the prior year.

2.10 Effective Date means January 1, 2004.

2.11 Eligible Employee means:
a.	with respect to employees of Lilly or its Puerto Rican subsidiaries, a person (1) who is employed as an employee by the Company on a scheduled basis of twenty (20) or more hours per week and is scheduled to work at least five (5) months per year; and (2) who is receiving compensation, including temporary illness pay under Lilly’s Illness Pay Program or similar short-term disability program, from the Company for services rendered as an employee. Notwithstanding anything herein to the contrary, the term “Eligible Employee” will not include:
(1)	a person who has reached Retirement with the Company;
(2)	a person who is Disabled;
(3)	a person who is a “leased employee” within the meaning of Section 414(n) of the Internal Revenue Code of 1986, as amended, or whose basic compensation for services on behalf of the Company is not paid directly by the Company;
(4)	a person who is classified as a “Fixed Duration Employee”, as that term is used by Lilly;
(5)	a person who is classified as a special status employee because his employment status is temporary, seasonal, or otherwise inconsistent with regular employment status;
(6)	a person who is eligible to participate in the Eli Lilly and Company Prem1er Rewards Plan or such other Company bonus or incentive program as may be specifically designated by the Committee or its designee;
(7)	a person who submits to the Committee in writing a request that he not be considered eligible for participation in the Plan or is a member of the Board of Directors of Lilly unless he or she is also an Eligible Employee; or
(8)	any other category of employees designated by the Committee in its discretion with respect to any Applicable Year.
b.	with respect to those employees who are employed by the Company, but not by Lilly or a Puerto Rican subsidiary, an employee of the Company designated by the Committee as a Participant in the Plan with respect to any Applicable Year. In its discretion, the Committee may designate Participants either on an individual basis or by determining that all employees in specified job categories, classifications, levels, subsidiaries or other appropriate classification will be Participants.

c.	Notwithstanding anything herein to the contrary, the term Eligible Employee will not include any person who is not so recorded on the payroll records of the Company, including any such person who is subsequently reclassified by a court of law or regulatory body as a common law employee of the Company. Consistent with the foregoing, and for purposes of clarification only, the term employee or Eligible Employee does not include any individual who performs services for the Company as an independent contractor or under any other non-employee classification.

2.12 Lilly means Eli Lilly and Company.

2.13 Lilly Executive Officer or Section 162(m) Participant means a Participant who has been designated by the Board of Directors of Lilly as an executive officer pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, as amended. For purposes of this Plan, a Lilly Executive Officer will be considered a Section 162(m) Participant whether or not he is a “covered employee” under Section 162(m).

2.14 Participant means an Eligible Employee who is participating in the Plan.

2.15 Participant Earnings means (A) those amounts described below that are earned during the portion of the Applicable Year during which the employee is a Participant in the Plan:
(i)	regular compensation (including applicable deferred compensation amounts), overtime, shift premiums and other forms of additional compensation determined by and paid currently pursuant to an established formula or procedure;
(ii)	salary reduction contributions to The Lilly Employee Savings Plan or elective contributions under any similar tax-qualified plan that is intended to meet the requirements of Section 401(k) of the Internal Revenue Code or similar Company savings program;
(iii)	elective contributions to any cafeteria plan that is intended to meet the requirements of Section 125 of the Internal Revenue Code or other pre-tax contributions to a similar Company benefit plan;
(iv)	payments made under the terms of Lilly’s Illness Pay Program or other similar Company or government-required leave program during an Applicable Year to a Participant who is on approved leave of absence and is receiving one hundred percent (100%) of his base pay; and
(v)	other legally-mandated or otherwise required pre-tax deductions from a Participant’s base salary.

(B)  The term “Participant Earnings” does not include:
(i)	compensation paid in lieu of earned vacation;
(ii)	amounts contributed to the Retirement Plan or any other qualified plan, except as provided in clause (A)(ii), above;
(iii)	payments made under the terms of Lilly’s Illness Pay Program or other similar Company or government-required leave program during an Applicable Year to a Participant who is on approved leave of absence and is receiving less than the full amount of his base pay;
(iv)	amounts paid under this Plan or other bonus or incentive program of the Company;
(v)	payments based upon the discretion of the Company;
(vi)	in the case of a person employed by a Lilly subsidiary, foreign service, cost of living, or other allowances that would not be paid were the person employed by Lilly;
(vii)	amounts paid as commissions, sales bonuses, or Market Premiums (as defined under the Retirement Plan); or
(viii)	earnings with respect to the exercise of stock options or vesting of restricted stock.

2.16 Performance Benchmarks mean the amounts as calculated in Section 5.3 below. The Performance Benchmarks will be established after considering expected pharmaceutical peer group performance and based on performance measures as described in Section 5.2.

2.17 Plan means The Eli Lilly and Company Bonus Plan as set forth herein and as hereafter modified or amended from time to time. The Plan is an incentive compensation program and is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pursuant to Department of Labor Regulation Section 2510.3.

2.18 Retirement means the cessation of employment upon the attainment of age fifty-five with ten years of service (55 and 10) or at least eighty (80) points, as determined by the provisions of the Retirement Plan as amended from time to time, assuming eligibility to participate in that plan. For persons who are not participants in the Retirement

Plan, Retirement means the cessation of employment as a retired employee under the applicable retirement benefit plan or program as provided by the Company or applicable law.

2.19 Retirement Plan means The Lilly Retirement Plan.

2.20 Sales means, for any Applicable Year, the consolidated net sales of the Company as set forth in the “Consolidated Statements of Income” as reported by the Company in accordance with generally accepted accounting principles and Section 3.4 below.

2.21 Sales Growth means the percentage increase in Sales in the Applicable Year compared to the prior year.

2.22 Section 162(m) means Section 162(m) of the Internal Revenue Code of 1986, as amended.

2.23 Service means the aggregate time of employment of an Eligible Employee by the Company.

Section 3. Administration

3.1 Committee. The Plan will be administered by the Compensation Committee of the Board of Directors of Eli Lilly and Company or, if the name of the Compensation Committee is changed, the Plan will be administered by such successor committee. For all Eligible Employees other than Lilly Executive Officers, the Compensation Committee may delegate all or a portion of its responsibilities within its sole discretion by resolution. Any reference in this Plan to the Committee or its authority will be deemed to include such designees (other than with respect to Lilly Executive Officers or a member of the Board of Directors or for purposes of Section 9).

3.2 Powers of the Committee. The Committee will have the right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision. The Committee will have authority to adopt, amend and rescind rules consistent with the Plan, to make exceptions in particular cases to the rules of eligibility for participation in the Plan (except with respect to Lilly Executive Officers), and to delegate authority for approval of participation of any Eligible Employee except for Lilly Executive Officers or a member of the Board of Directors. The Committee will take all necessary action to establish annual Performance Benchmarks and approve the timing of payments, as necessary.

3.3 Certification of Results. Before any amount is paid under the Plan, the Committee will certify in writing the Calculation of EPS, EPS Growth, Sales and Sales Growth (or other applicable performance measures) for the Applicable Year and the satisfaction of all other material terms of the calculation of the Company Performance Bonus Multiple and Company Bonus.

3.4 Adjustments for Significant Events. Not later than 90 days after the beginning of an Applicable Year, the Committee may specify with respect to Company Bonuses for the Applicable Year that the performance measures described in Section 5.2 will be determined before the effects of acquisitions, divestitures, restructurings or special charges or gains, changes in corporate capitalization, accounting changes, and/or events that are treated as extraordinary items for accounting purposes; provided that such adjustments shall be made only to the extent permitted by Section 162(m) in the case of Lilly Executive Officers.

3.5 Finality of Committee Determinations. Any determination by the Committee of Sales, Sales Growth, EPS, EPS Growth, any other performance measure, Performance Benchmarks and the level and entitlement to Company Bonus, and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan, will be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives. The Committee may rely conclusively on determinations made by Lilly and its auditors to determine Sales, Sales Growth, EPS, EPS Growth and related information for administration of the Plan, whether such information is determined by the Company, auditors or a third-party vendor engaged specifically to provide such information to the Company. This subsection is not intended to limit the Committee’s power, to the extent it deems proper in its discretion, to take any action permitted under the Plan.

Section 4. Participation In The Plan

4.1 General Rule. Only Eligible Employees may participate in and receive payments under the Plan.

4.2 Commencement of Participation. An Eligible Employee will become a Participant in the Plan as follows: (i) in the case of Eligible Employees under Section 2.11(a), on the date on which the individual completes at least one hour of employment as an Eligible Employee within the United States or Puerto Rico, and (ii) in the case of Eligible Employees under Section 2.11(b), on the date as of which the Committee has designated the individual to become a Participant in the Plan.

4.3 Termination of Participation. An Eligible Employee will cease to be a Participant upon termination of employment with the Company for any reason, or at the time he otherwise ceases to be an Eligible Employee under the Plan.

Section 5. Definition And Computation Of Company Bonus

5.1 Computation for Eligible Employees. Company Bonus amounts will depend significantly on Company performance as well as Participants’ individual performance for certain Eligible Employees. As more specifically described below, a Participant’s Company Bonus is calculated by multiplying the Participant’s Bonus Target by his Participant Earnings and the Company Performance Bonus Multiple. For eligible management and Lilly employees and those Participants designated by the Committee, individual performance will also impact the Company Bonus calculation, as described in Section 5.6(c) below. Company Bonuses are paid out to eligible Participants in the manner provided below.

5.2 Establishment of Performance Measures. Not later than 90 days after the beginning of each Applicable Year, the Committee will, in its sole discretion, determine appropriate performance measures for use in calculating Company Bonus amounts. These performance measures may include Sales Growth, EPS Growth, growth in net income, return on assets, return on equity, total shareholder return, EVA, MVA or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructurings and special charges or gains (determined according to objective criteria established by the Committee not later than ninety (90) days after the beginning of the Applicable Year). Unless otherwise specified in a written resolution adopted by the Committee for the Applicable Year, the Committee will use EPS Growth and Sales Growth, in each case before the effect of acquisitions, divestitures, accounting changes, restructurings and special charges or gains (determined as described above) as performance measures.

5.3 Establishment of Performance Benchmarks. Not later than 90 days after the beginning of each Applicable Year, the Committee will establish Performance Benchmarks for the Company based on the performance measures described in Section 5.2 above. Unless otherwise specified in a written resolution adopted by the Committee for the Applicable Year, the Performance Benchmarks will correspond with EPS Growth and Sales Growth amounts for the Applicable Year, established after considering expected pharmaceutical peer group performance. The Performance Benchmarks will correspond to EPS Growth and Sales Growth multiples equal to 1.0. The Committee will also adopt a formula that will determine the extent to which the performance measure multiples will vary as the Company’s actual results vary from the Performance Benchmarks.

5.4 Company Performance Bonus Multiple. Unless otherwise specified in a written resolution adopted by the Committee not later than 90 days after the beginning of the Applicable Year, the Company Performance Bonus Multiple is equal to the product of the EPS Growth multiple and 0.75 plus the product of the Sales Growth multiple and 0.25 (i.e., Company Performance Bonus Multiple = (EPS Growth multiple * 0.75) + (Sales Growth multiple * 0.25)).

5.5 Company Performance Bonus Multiple Threshold and Ceiling. Notwithstanding Sections 5.3 and 5.4, the Company Performance Bonus Multiple will not be less than 0.25 or greater than 2.0 in an Applicable Year. If the calculations described in Sections 5.3 and 5.4 above result in a number that is less than 0.25, the Company Performance Bonus Multiple will equal 0.25 for the Applicable Year. If the calculations described in Sections 5.3 and 5.4 above result in a multiple greater than 2.0, the Company Performance Bonus Multiple will equal 2.0 for the Applicable Year. Notwithstanding the foregoing, the Committee may reduce the Company Performance Bonus Multiple (including but not limited to a reduction to below 0.25) for some or all Eligible Employees, in its discretion.

5.6 Participant Company Bonus.

a.	Bonus Target. Not later than 90 days after the beginning of the Applicable Year, the Bonus Target for each Participant will be determined by the Committee on a basis that takes into consideration a Participant’s pay grade level and job responsibilities. The Bonus Target for each Participant for the Applicable Year will be expressed as a percentage of Participant Earnings as of December 31 of the Applicable Year. Early in the Applicable Year, each Participant will receive information regarding the Participant’s Bonus Target.

b.	Company Bonus Calculation. Except as described in Section 5.6(c) below, a Participant’s Company Bonus will equal the product of the Company Performance Bonus Multiple and the Participant’s Bonus Target and the Participant’s Earnings.

c.	Adjustment for Performance Multiplier, if Applicable. Notwithstanding anything herein to the contrary, all eligible management employees (except Lilly Executive Officers), United States employees and other employees as may be designated from time to time by the Committee are subject to individual performance multipliers. For all such Participants subject to an individual performance multiplier, the amount calculated in Section 5.5(b) above will be adjusted based on the Participant’s performance rating at the end of the Applicable Year as described below. For each such Participant, the performance rating will be determined by the Participant’s supervision.

1.	Exemplary Performance. If the Participant receives an exemplary or equivalent performance rating (using the applicable performance rating system then in effect for the Participant), the amount calculated in Section 5.6(b) will be multiplied by an amount determined by the Committee, not to exceed 1.5, to obtain the Participant’s actual Company Bonus.

2.	Satisfactory Performance. If the Participant receives a satisfactory or equivalent performance rating (using the applicable performance rating system then in effect for the Participant), the amount calculated in Section 5.6(b) will be multiplied by 1.0 so that the Participant’s actual Company Bonus will equal the amount calculated in Section 5.6(b) above.

3.	Unsatisfactory Performance. If the Participant receives a year-end unsatisfactory or equivalent performance rating (using the applicable performance rating system then in effect for the Participant), the amount calculated in Section 5.6(b) will be multiplied by 0.0 so that the Participant’s actual Company Bonus will equal $0.00.

In the event that a Participant does not receive a year-end performance rating, but is eligible for a Company Bonus, the amount calculated in Section 5.6(b) will be multiplied by 1.0 so that the Participant’s actual Company Bonus will be the amount calculated in Section 5.6(b) above.

5.7 Conditions on Company Bonus. Payment of any Company Bonus is neither guaranteed nor automatic. A Participant’s Company Bonus is not considered to be any form of compensation, wages, or benefits, unless and until paid.

5.8 Required Employment. Except as provided below in this Section 5.8 or as otherwise designated by the Committee, if a Participant is not employed by the Company on the last day of the Applicable Year, or is otherwise not an Eligible Employee on that date, the Participant is not entitled to any Company Bonus payment under this Plan for that Applicable Year.

a.	Leaves of Absence. A Participant who, on the last day of the Applicable Year, is on approved leave of absence under the Family and Medical Leave Act of 1993, military leave under the Uniformed Services Employment and Reemployment Rights Act, or such other approved leave of absence will be considered to be an Eligible Employee on that date for purposes of this Plan.

b.	Transfer. An employee who is a Participant in this Plan for a portion of the Applicable Year and then transfers to a position within the Company in which he is ineligible to participate in this Plan, but who remains employed by the Company on the last day of the Applicable Year, will be treated as satisfying the last-day of-Applicable Year requirement for purposes of this Plan. In that event, his Company Bonus will be based on his Participant Earnings for the portion of the Applicable Year in which the employee was a Participant in the Plan.

c.	Retirement, Disability or Death. A Participant who was an Eligible Employee for some portion of the Applicable Year and then takes Retirement, becomes and remains Disabled through the end of the Applicable Year, or dies during the Applicable Year will be considered to satisfy the last-day-of-Applicable-Year requirement described in this Section 5.8 for purposes of this Plan.

d.	Notice of Resignation. In addition, a Participant who submits a notice of resignation from employment with the Company prior to the end of the Applicable Year and whose effective date of resignation is two (2) weeks or less from the date of notice of resignation will be considered employed by the Company for purposes of this Plan until the end of his specified notice period.

5.9 New Participants. If an Eligible Employee began participation in the Plan during an Applicable Year and is eligible for a Company Bonus, his Company Bonus will be based on Participant Earnings earned after the employee became a Participant. An Eligible Employee who became assigned to a position eligible for a Company Bonus at any time other than the first of the month will become a Participant the first of the following month.

5.10 Section 162(m) Requirements, Bonus Maximum. In the case of Lilly Executive Officers, all determinations necessary for computing a Company Bonus for the Applicable Year, including establishment of all components of EPS, EPS Growth, Sales, Sales Growth, Company Performance Bonus Multiple and Bonus Target percentages, shall be made by the Committee not later than 90 days after the commencement of the Applicable Year. As and to the extent required by Section 162(m), the terms of a Company Bonus for a Lilly Executive Officer must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to the Lilly Executive Officer, and must preclude discretion to increase the amount of compensation payable that would otherwise be due under the terms of the award. Notwithstanding anything elsewhere in the Plan to the contrary, the maximum amount of the Company Bonus that may be payable to a Lilly Executive Officer in respect of any Applicable Year will be $7 million.

Section 6. Time Of Payment

6.1 General Rule. Payment under the Plan will be made prior to April 1 of the year following the Applicable Year.

6.2 Terminated Employee. Except as provided in Section 5.8 above, in the event an Eligible Employee’s employment with the Company ends for any reason prior to the last day of the Applicable Year, he will not receive any Company Bonus for the Applicable Year.

6.3 Deceased Eligible Employee. In the event an Eligible Employee dies before payment under the Plan is made, the Committee may, in its sole discretion, authorize the Company to pay to his personal representative or beneficiary an amount not to exceed the amount established by the Committee to reflect the payment accrued at the date of death.

Section 7. Administrative Guidelines

7.1 Establishment and Amendment by the Committee. The Committee may establish objective and nondiscriminatory written guidelines for administering those provisions of the Plan that expressly provide for the determination of eligibility, Company Bonus or benefits on the basis of rules established by the Committee. The Committee may, from time to time, amend or supplement the administrative guidelines established in accordance with this subsection 7.1. The administrative guidelines established or amended in accordance with this subsection 7.1 will not be effective to the extent that they materially increase the Plan’s liability, or to the extent that they are inconsistent with, or purport to amend, any provision of the Plan set forth in a document other than such administrative guidelines.

7.2. Amendment by Board of Directors. Any administrative guidelines established by the Committee pursuant to subsection 7.1 may be amended or revoked by the Board of Directors, either prospectively or retroactively, in accordance with the general amendment procedures set forth in section 9 below.

Section 8. Miscellaneous

8.1 No Vested Right. No employee, participant, beneficiary, or other individual will have a vested right to a Company Bonus or any part thereof until payment is made to him under Section 6.

8.2 No Employment Rights. No provision of the Plan or any action taken by the Company, the Board of Directors of the Company, or the Committee will give any person any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge any Participant for any reason or no reason, with or without notice, is specifically reserved.

8.3 No Adjustments. After the certification of the calculation of EPS, EPS Growth, Sales, Sales Growth and any other material terms of the calculation of the Company Performance Bonus Multiple and Company Bonus for the Applicable Year as described in Section 3.3 above, no adjustments will be made to reflect any subsequent change in accounting, the effect of federal, state, or municipal taxes later assessed or determined, or otherwise.

8.4 Other Representations. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee, participant, beneficiary, legal representative, or any other person. Although Participants generally have no right to any payment from this Plan, to the extent that any Participant acquires a right to receive payments from the Company under the Plan, such right will be no greater than the right of an unsecured general creditor of the

Company. All payments to be made hereunder will be paid from the general funds of the Company and no special or separate fund will be established, and no segregation of assets will be made, to assure payment of such amount.

8.5 Tax Withholding. The Company will make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local, and other taxes required by law to be withheld with respect to Company Bonus payments under the Plan, including, but not limited to, deducting the amount required to be withheld from the amount of cash otherwise payable under the Plan, or from salary or any other amount then or thereafter payable to an employee, Participant, beneficiary, or legal representative.

8.6 Currency. The Company Bonus will be based on the currency in which the highest portion of base pay is regularly paid. The Committee will determine the appropriate foreign exchange conversion methodology in its discretion.

8.7 Effect of Plan on other Company plans. Nothing contained in this Plan is intended to amend, modify, terminate, or rescind other benefit or compensation plans established or maintained by the Company. Whether and to what extent a Participant’s Company Bonus is taken into account under any other plan will be determined solely in accordance with the terms of such plan.

8.8 Construction. This Plan and all the rights thereunder will be governed by, and construed in accordance with, the laws of the State of Indiana, without reference to the principles of conflicts of law thereof.

8.9 Notice. Any notice to be given to the Company or Committee pursuant to the provisions of the Plan will be in writing and directed to Secretary, Eli Lilly and Company, Lilly Corporate Center, Indianapolis, IN 46285.

Section 9. Amendment, Suspension, Or Termination

The Board of Directors of the Company will have the right to amend, modify, suspend, revoke, or terminate the Plan, in whole or in part, at any time and without notice, by written resolution of the Board of Directors. The Committee also will have the right to amend the Plan, except that the Committee may not amend this Section 9. Solely to the extent deemed necessary or advisable by the Board (or the Committee) for purposes of complying with Section 162(m), the Board (or the Committee) may seek the approval by the Company’s stockholders of the Plan or any amendments to the Plan or any aspect of the Plan or Plan amendments. Any such approval shall be obtained in separate vote of stockholders, with approval by a majority of the votes cast on the issue, including abstentions to the extent abstentions are counted as voting under applicable state law and the Articles of Incorporation and Bylaws of the Company. To the extent deemed necessary or advisable by the Board of Directors to comply with Section 162(m), the material terms of the performance measures used in calculating Company Bonus amounts will be disclosed to and reapproved by the stockholders of the Company no later than the Company’s 2009 annual meeting.

ANNUAL MEETING ADMISSION TICKET

Eli Lilly and Company 2004 Annual Meeting of Shareholders
Monday, April 19, 2004
11 a.m. EST (Indianapolis time)

Lilly Center Auditorium
Lilly Corporate Center
Indianapolis, Indiana 46285

The top portion of this page will be required to admit you to the meeting.

Please write your name and address in the space provided below and present this ticket when you enter the Lilly Center.

A reception (beverages only) will be held from 9:30 to 10:45 a.m. in the Lilly Center.

Name

Address

City, State, and Zip Code

Directions and Parking

From I-70 take Exit 79B; follow signs to McCarty Street. Turn right (east) on McCarty Street; go straight into Lilly Corporate Center. You will be directed to parking. Be sure to take the admission ticket (the top portion of this page) with you to the meeting and leave this parking pass on your dashboard.

Take the top portion of this page with you to the meeting.

Eli Lilly and Company
Annual Meeting of Shareholders
April 19, 2004

Complimentary Parking
Lilly Corporate Center

Please place this identifier on the dashboard of your car as you enter Lilly Corporate Center so it can be clearly seen by security and parking personnel.

ELI LILLY AND COMPANY C/O IVS, P.O. BOX 17149 WILMINGTON, DE 19885	VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT (10:59 p.m. Indianapolis Time) on Sunday, April 18, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT (10:59 p.m. Indianapolis Time) on Sunday, April 18, 2004. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL –
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Eli Lilly and Company, c/o IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885.
THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LILLY1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The board of directors recommends a vote FOR
the following items (1, 2 and 3):

(1)	Election of directors, each for a three-year term.		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
	(01)	S. C. Beering
	(02)	W. Bischoff	☐	☐	☐
	(03)	F. G. Prendergast
	(04)	K. P. Seifert

						For	Against	Abstain

(2)	Ratification of the appointment by the audit committee of the board of directors of Ernst & Young LLP as principal independent auditors for 2004.					☐	☐	☐

(3)	Approve the Eli Lilly and Company Bonus Plan.					☐	☐	☐

The board of directors recommends a vote AGAINST the following items (4 and 5):

(4)	Proposal by shareholders that the board adopt a compensation program limiting the compensation of senior executives to specified levels.					☐	☐	☐

(5)	Proposal by shareholders that the board report on how the company will respond to pressure to increase access to and affordability of prescription drugs.					☐	☐	☐

Please sign exactly as your name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		Yes No ☐ ☐

Signature(s) {PLEASE SIGN WITHIN BOX}	Date		Signature(s)	Date

The undersigned hereby appoints Messrs. R. A. Armitage, C. E. Golden and S. Taurel, and each of them, as proxies, each with full power to act without the others and with full power of substitution, to vote as indicated on other side of this card all the shares of common stock of ELI LILLY AND COMPANY in this account held in the name of the undersigned at the close of business on February 13, 2004, at the annual meeting of shareholders to be held on April 19, 2004, at 11:00 a.m. EST (Indianapolis Time), and at any adjournment thereof, with all the powers the undersigned would have if personally present.

If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted for items 1, 2 and 3 and against items 4 and 5 and in the discretion of the proxy holders, upon such other matters as may properly come before the meeting.

This proxy is solicited on behalf of the board of directors.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

NATIONAL CITY BANK, INDIANA, TRUSTEE
C/O IVS, P.O. BOX 17149
WILMINGTON, DE 19885

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT (10:59 p.m. Indianapolis Time) on Sunday, April 18, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT (10:59 p.m. Indianapolis Time) on Sunday, April 18, 2004. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL –
Mark, sign and date this card and return it in the postage-paid envelope we have provided or return to IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885.
THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LILLY3	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The board of directors recommends a vote FOR
the following items (1, 2, and 3):

(1)	Election of directors, each for a three-year term.		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
	(01)	S. C. Beering
	(02)	W. Bischoff	☐	☐	☐
	(03)	F. G. Prendergast
	(04)	K. P. Seifert

						For	Against	Abstain

(2)	Ratification of the appointment by the audit committee of the board of directors of Ernst & Young LLP as principal independent auditors for 2004.					☐	☐	☐

(3)	Approve the Eli Lilly and Company Bonus Plan.					☐	☐	☐

The board of directors recommends a vote AGAINST the following items (4 and 5):

(4)	Proposal by shareholders that the board adopt a compensation program limiting the compensation of senior executives to specified levels.					☐	☐	☐

(5)	Proposal by shareholders that the board report on how the company will respond to pressure to increase access to and affordability of prescription drugs.					☐	☐	☐

In the Trustee’s discretion, upon other matters as may properly come before the meeting.

Please sign exactly as your name appears hereon. When signing in a representative capacity, please carefully state your capacity.

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		Yes No ☐ ☐

Signature(s) {PLEASE SIGN WITHIN BOX}	Date		Signature(s)	Date

Lilly Employee Savings Plan
Confidential Voting Instructions
To National City Bank, Indiana, Trustee

By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy), as indicated on the other side of this card, the number of shares of Eli Lilly and Company Common Stock credited to your account under The Lilly Employee Savings Plan or an affiliated plan at the annual meeting of shareholders to be held on April 19, 2004, at 11:00 a.m. EST (Indianapolis Time), and at any adjournment thereof.

Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “Undirected Shares”), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the Undirected Shares, see the Proxy Statement.

Check here only if you decline to have your vote applied pro rata to the Undirected Shares. ☐

These confidential voting instructions will be seen only by authorized representatives of the Trustee.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.